Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 23, 2010
among
ARMSTRONG WORLD INDUSTRIES, INC.,
and
ARMSTRONG WOOD PRODUCTS, INC.
as Borrowers,
CERTAIN SUBSIDIARIES OF ARMSTRONG WORLD INDUSTRIES, INC. IDENTIFIED HEREIN,
as the Guarantors,
BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent,
THE OTHER LENDERS PARTY HERETO
JPMORGAN CHASE BANK, N.A.
as Syndication Agent,
and
BARCLAYS BANK PLC,
as Documentation Agent
Arranged By:
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
J.P. MORGAN SECURITIES, INC.
and
BARCLAYS CAPITAL,
the investment banking division of Barclays Bank PLC,
as Co-Lead Arrangers and Joint Book Managers

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

SCHEDULES

1.01	Excluded Property
2.01	Commitments and Pro Rata Shares
2.03	Existing Letters of Credit
6.10	Insurance
6.13	Subsidiaries
6.17	IP Rights
6.20(a)(i)	Location of Chief Executive Office, Etc.
6.20(a)(ii)	Mortgaged Properties
6.20(b)	Changes in Legal Name, State of Formation and Structure (Since June 2010)
6.21	Labor Matters
8.01	Liens Existing on the Closing Date
8.02	Investments Existing on the Closing Date
8.03	Indebtedness Existing on the Closing Date
8.05	Dispositions
8.09	Burdensome Agreements
11.02	Certain Addresses for Notices
EXHIBITS

A-1	Form of Loan Notice
A-2	Form of Notice of Continuation/Conversion
B	Form of Swing Line Loan Notice
C-1	Form of Revolving Note
C-2	Form of Swing Line Note
C-3	Form of Term Loan Note
D	Form of Compliance Certificate
E	Form of Assignment and Assumption
F	Form of Guaranty Joinder Agreement
G	Form of Collateral Joinder Agreement
H	Form of Lender Joinder Agreement (Revolving Loan)

AMENDED AND RESTATED CREDIT AGREEMENT
This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of November 23, 2010 among ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation, and ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation, as Borrowers, the Guarantors (defined herein), the Lenders (defined herein) and BANK OF AMERICA, N.A., as Administrative Agent.
WHEREAS, revolving credit and term loan facilities were established in favor of AWI pursuant to the terms of that credit agreement dated as of October 2, 2006 (as amended and modified prior to the Closing Date, the “Existing Credit Agreement”) among AWI, as borrower, certain of its Subsidiaries, as guarantors thereunder, the lenders party thereto and Bank of America, N.A., as administrative agent for the lenders thereunder;
WHEREAS, AWI has requested certain modifications to the revolving credit and term loan facilities under the Existing Credit Agreement;
WHEREAS, the undersigned Lenders have agreed to the requested modifications on the terms and conditions provided herein;
WHEREAS, this Agreement is given in amendment to, restatement of and substitution for the Existing Credit Agreement;
NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
1.01 Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“AWI” means Armstrong World Industries, Inc., a Pennsylvania corporation.
“AWP” means Armstrong Wood Products, Inc., a Delaware corporation.
“Acquisition”, by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of, or of a business unit or division of, another Person or at least a majority of the Voting Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.
“Adequate Assurance” means:
(a) with respect to Revolving Loans, such assurance as the Administrative Agent may require, in its discretion,

(b) with respect to L/C Obligations, such assurance as the L/C Issuer may require, in its discretion, and
(c) with respect to Swing Line Loans, such assurance as the Swing Line Lender may require, in its discretion, in each case, that the Defaulting Lender will be capable of funding its portion of Revolving Loans and L/C Obligations and participation interests therein and otherwise honoring its existing and future obligations hereunder and under the other Loan Documents, including the posting of cash collateral or letters of credit, in each case in form and substance and pursuant to arrangements satisfactory to the Administrative Agent, the L/C Issuer or the Swing Line Lender, as appropriate, in their reasonable discretion.
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02, or such other address as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Agent Parties” has the meaning provided in Section 11.02(c).
“Aggregate Commitments” means the Aggregate Revolving Commitments and the aggregate amount of Term Loan Commitments.
“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.
“Aggregate Revolving Committed Amount” has the meaning provided in Section 2.01(a).
“Agreement” means this Amended and Restated Credit Agreement, as amended and modified.
“Applicable Borrower” means the applicable borrower with regard to any Credit Extension.

“Applicable Rate” means, from time to time:
(a) with respect to the Revolving Obligations and the Term Loan A, the following percentages per annum, based on the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(a):

		Revolving Loans and Term Loan A			Letter of Credit Fee
Pricing	Consolidated Net	Commitment	Eurodollar	Base Rate	Standby Letters	Commercial
Level	Leverage Ratio	Fee	Rate Loans	Loans	of Credit	Letters of Credit
1	> 4.0:1.0	0.75%	3.50%	2.50%	3.50%	2.50%
2	> 3.0:1.0, but < 4.0:1.0	0.50%	3.25%	2.25%	3.25%	2.25%
3	> 2.0:1.0, but < 3.0:1.0	0.50%	3.00%	2.00%	3.00%	2.00%
4	> 1.0:1.0, but < 2.0:1.0	0.50%	2.75%	1.75%	2.75%	1.75%
5	< 1.0:1.0	0.375%	2.50%	1.50%	2.50%	1.50%
Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Net Leverage Ratio shall become effective as of the fifth (5th) Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance therewith, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Rate in effect from the Closing Date through the date six months following the Closing Date shall be Pricing Level 3. Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.
(b) with respect to the Term Loan B, (i) three and one-half percent (3.5%) per annum for Eurodollar Rate Loans, and (ii) two and one-half percent (2.5%) per annum for Base Rate Loans.
(c) The Applicable Percentages for Incremental Loan Facilities will be as provided in the amendment and joinder agreements whereby such loan facilities are established.
(d) Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means MLPF&S, J.P. Morgan Securities, Inc. and Barclays Capital, the investment banking division of Barclays Bank PLC.
“Asbestos PI Trust” means the trust established by AWI in accordance with the Asbestos PI Trust Agreement.
“Asbestos PI Trust Agreement” means the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust Agreement, dated as of October 2, 2006, by AWI, the Legal Representative for Asbestos-Related Future Claimants, the Official Committee of Asbestos Creditors, the Trustees and the members of the PI Trust Advisory Committee.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.
“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease, (c) in respect of any Securitization Transaction of any Person, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).
“Audited Financial Statements” means the audited consolidated balance sheet of AWI and its Subsidiaries for the fiscal year ended December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of AWI and its Subsidiaries, including the notes thereto.
“Australian Pledge Agreement” means that certain Equitable Mortgage of Shares dated as of February 12, 2007 with respect to the pledge of 65% of the Capital Stock of certain Subsidiaries of AWI organized and existing under the laws of Australia to the Collateral Agent to secure the Obligations.
“Auto-Extension Letter of Credit” has the meaning provided in Section 2.03(b)(iii).
“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Committed Amount pursuant to Section 2.06, and (c) the date of termination of the commitment of each Revolving Lender to make Revolving Loans and of the obligation of the of the L/C Issuers to make L/C Credit Extensions pursuant to Section 9.02.
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means Title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.
“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus one-half of one percent (1/2 of 1%) and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowers” means AWI and AWP.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York and, if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.
“Businesses” means, at any time, a collective reference to the businesses operated by AWI and its Subsidiaries at such time.
“Canadian Pledge Agreement” means that certain Amended and Restated Canadian Pledge Agreement dated as of the Closing Date with respect to the pledge of 65% of the Capital Stock of Armstrong World Industries Canada Ltd., a wholly-owned Subsidiary of AWI organized and existing under the laws of Canada, to the Collateral Agent to secure the Obligations.
“Capital Lease” means, as applied to any Person, any lease of any Property by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.
“Capital Stock Equivalents” means warrants, options or other rights for the purchase, acquisition or exchange of any items of Capital Stock (including through convertible securities).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d), and (f) with respect to Foreign Subsidiaries, instruments equivalent to those referred to in clauses (a) through (e) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
“Change of Control” means an event or series of events by which:
(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) the Asbestos PI Trust, (ii) TPG and (iii) any employee benefit plan of such person or its subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than fifty percent (50%) of the Capital Stock of AWI entitled to vote for members of the board of directors or equivalent governing body on a fully diluted basis; or
(b) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of AWI cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, (iv) who were members of that board or equivalent governing body on the Closing Date or (v) who receives the vote of the Asbestos PI Trust or TPG in his or her election by the stockholders.
“Closing Date” means the date hereof.

“Code” means the Internal Revenue Code of 1986.
“Collateral” means a collective reference to all Property with respect to which Liens in favor of the Collateral Agent are purported to be granted pursuant to and in accordance with the terms of the Collateral Documents.
“Collateral Agent” means Bank of America in its capacity as collateral agent for the holders of the secured obligations identified in the Collateral Documents, and its successors and assigns in such capacity.
“Collateral Documents” means a collective reference to the Security Agreement, each Pledge Agreement, each Mortgage, each Collateral Joinder Agreement and other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 7.14.
“Collateral Joinder Agreement” means a joinder agreement by which an additional pledgor or guarantor may be added to a Pledge Agreement or the Security Agreement.
“Commitments” means the Revolving Commitment and the Term Loan Commitments.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Consolidated Capital Expenditures” means, for any period, for AWI and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP; provided, however, that Consolidated Capital Expenditures shall not include Permitted Acquisitions.
“Consolidated EBITDA” means, for any period, for AWI and its Subsidiaries on a consolidated basis, an amount equal to (i) Consolidated Operating Income for such period plus (ii) the amount of depreciation and amortization expense for such period, as determined in accordance with GAAP, plus (iii) to the extent relating to the applicable period, (A) all extraordinary, nonrecurring or one-time charges, (B) pro forma cost savings for acquisitions in an aggregate amount of up to the greater of (i) $30 million or (ii) 10% of Consolidated EBITDA, as yet unrealized, projected in good faith over the next twelve months, (C) all non-cash charges (other than non-cash charges relating to pensions, and provided that for any such non-cash charges resulting in a cash payment or cash outlay in a subsequent period, Consolidated EBITDA will be reduced by the amount of the cash payment or cash outlay in the period made), (D) cash restructuring charges limited to $25 million in any period of four consecutive fiscal quarters, (E) cost initiative charges embedded in cost of goods sold (cash and non-cash charges) and which taken together with cost initiative charges embedded in selling, general and administrative expenses shall be limited to $10 million in any period of four consecutive fiscal quarters, (F) cost initiative charges embedded in selling, general and administrative expenses (cash and non-cash charges) and which taken together with cost initiative charges embedded in cost of goods sold shall be limited to $10 million in any period of four consecutive fiscal quarters, and (G) losses on sales of assets (cash and non-cash), minus (iv) gains on sales of assets (cash and non-cash).
“Consolidated Excess Cash Flow” means, for any period for AWI and its Subsidiaries, an amount equal to (a) Consolidated EBITDA minus (b) Consolidated Capital Expenditures paid in cash minus (c) the cash portion of Consolidated Interest Charges minus (d) cash taxes paid minus (e) Consolidated Mandatory Funded Debt Payments minus (f) the amount of any voluntary prepayments of Consolidated Funded Indebtedness (other than voluntary prepayments of revolving lines of credit unless accompanied by a corresponding permanent reduction in the commitments thereunder) during such fiscal year plus (g) Consolidated Net Changes in Working Capital minus (h) the aggregate amount of cash consideration paid during the period for Permitted Acquisitions minus (i) the aggregate amount of Restricted Payments (other than the Special Dividend) paid in cash by AWI during the period minus (j) cash expenditures not deducted in calculating Consolidated EBITDA minus (k) all non-cash credits included in Consolidated EBITDA minus (l) cash payment in respect of long-term liabilities other than Indebtedness, minus (m) losses on sales of assets (cash and non-cash), plus (iv) gains on sales of assets (cash and non-cash), in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Foreign Assets” means, on any date, total assets of AWI’s Foreign Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination.
“Consolidated Funded Indebtedness” means Funded Indebtedness of AWI and its Subsidiaries on a consolidated basis determined in accordance with GAAP.
“Consolidated Interest Charges” means, for any period, for AWI and its Subsidiaries on a consolidated basis, an amount equal to the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of AWI and its Subsidiaries in connection with borrowed money (including capitalized interest but excluding non-cash amortizing fees) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (ii) the portion of rent expense of AWI and its Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP.
“Consolidated Interest Income” means, for any period, interest income for AWI and its Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Consolidated Mandatory Funded Debt Payments” means for any period for AWI and its Subsidiaries on a consolidated basis, the sum of all mandatory payments of principal on Consolidated Funded Indebtedness, as determined in accordance with GAAP. For purposes of this definition, “mandatory payments of principal” (a) shall be determined without giving effect to any reduction of such mandatory payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Sale and Leaseback Transactions and Synthetic Leases, and (c) shall not include any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05(b)(iii) or (iv).
“Consolidated Net Changes in Working Capital” means, for any period for AWI and its Subsidiaries, an amount (positive or negative) equal to the sum of (a) the net amount of decreases (or minus the amount of increases) in accounts receivable, inventory, prepaid expenses and other current assets, plus (b) the net amount of increases (or minus the amount of decreases) in accounts payable (including accrued interest expense), accrued expenses and other current liabilities, in each case on a consolidated basis determined in accordance with GAAP and as set forth in the audited annual financial statements for AWI and its Subsidiaries delivered pursuant to Section 7.01(a).
“Consolidated Net Interest Coverage Ratio” means, as of any date of determination for the period of four fiscal quarters most recently ended for which AWI has delivered financial statements pursuant to Section 7.01(a) or (b), the ratio of (a) Consolidated EBITDA to (b) the difference of cash Consolidated Interest Charges minus cash Consolidated Interest Income (but not less than zero).
“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus unrestricted cash and Cash Equivalents on hand of AWI and its Domestic Subsidiaries up to $100 million, to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended for which AWI has delivered financial statements pursuant to Section 7.01(a) or (b).

“Consolidated Net Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Funded Indebtedness as of such date minus unrestricted cash and Cash Equivalents on hand of AWI and its Domestic Subsidiaries up to $100 million, to (b) Consolidated EBITDA for the period of four fiscal quarters most recently ended for which AWI has delivered financial statements pursuant to Section 7.01(a) or (b).
“Consolidated Operating Income” means, for any period, for AWI and its Subsidiaries on a consolidated basis, the operating income of AWI and its Subsidiaries (before deductions for interest and taxes) for that period, as determined in accordance with GAAP, including in any event, without limitation, AWI’s share of reported net income from WAVE for such period on an “as-earned” basis rather than on an “as-received” basis.
“Consolidated Secured Funded Indebtedness” means Consolidated Funded Indebtedness of AWI and its Subsidiaries secured by a Lien.
“Consolidated Total Assets” means, on any date, total assets of AWI and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Corporate Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Corporate Ratings”) of the corporate credit rating or corporate family rating of AWI, as appropriate.
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Loans and Credit Extensions under this Agreement.
“Debt Transactions” means, with respect to AWI and its Subsidiaries, any sale, issuance, placement, assumption or guaranty of Funded Indebtedness, whether or not evidenced by a promissory note or other written evidence of Indebtedness, other than Indebtedness permitted under subsections (a) through (f), inclusive, and (h) through (t), inclusive, of Section 8.03.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.
“Defaulting Lender” means, as of any date of determination, any Lender that (a) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within three Business Days of the date required to be funded by it hereunder and such failure has not been cured (unless the subject of a good faith dispute), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due (unless the subject of a good faith dispute) and such failure has not been cured, (c) admits in writing its inability generally to pay its debts as the become due or become the subject of a bankruptcy or insolvency proceeding, or (d) with respect to which the Federal Deposit Insurance Corporation has been appointed receiver or conservator by a federal or state chartering authority or otherwise pursuant to the FDI Act (12 U.S.C. § 11(c)), unless in respect of this clause (d), such Lender shall have provided Adequate Assurance to the Administrative Agent, the L/C Issuer and the Swing Line Lender, as appropriate, in which case such Lender shall not be deemed to be a Defaulting Lender solely for purposes of this clause (d); provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof, or the exercise or control over such lender or any direct or indirect parent thereof, by a Governmental Authority.
“Defaulting Lender Account” has the meaning specified in Section 2.14(a)(iv).
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any Property by AWI or any of its Subsidiaries (including the Capital Stock of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (i) the Permitted Dispositions, (ii) the sale, lease, license, transfer or other disposition of inventory or other Property in the ordinary course of business, (iii) the sale, lease, license, transfer or other disposition of machinery, equipment or other Property no longer used or useful in the conduct of business, (iv) any sale, lease, license, transfer or other disposition of Property to any Loan Party, (v) any Disposition to the extent constituting a Permitted Investment, (vi) any sale, lease, license, transfer or other disposition of Property by any Foreign Subsidiary to AWI or any of its Subsidiaries, (vii) dispositions of equipment or real property to the extent that (a) such property is exchanged for credit against the purchase price of similar replacement equipment or property or (b) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement equipment or property; (viii) licenses, sublicenses, leases and subleases not interfering in any material respect with the business of AWI or its Subsidiaries, (ix) sales or discounts of accounts receivable in connection with the compromise or collection thereof and (x) dispositions set forth on Schedule 8.05.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Pledge Agreement” means that certain Amended and Restated Pledge Agreement dated as of the Closing Date given by AWI and certain of its Domestic Subsidiaries, as pledgors, to the Collateral Agent to secure the Obligations.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any state of the United States or the District of Columbia, other than (a) a Subsidiary which is a disregarded entity for U.S. Federal income tax purposes and directly or indirectly holds any interest in a Subsidiary not organized under the laws of any state of the United States or the District of Columbia or (b) any other Subsidiary which is a Subsidiary of an entity described in the foregoing clause (a).
“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent (and, in the case of an assignment of a Revolving Commitment, the L/C Issuers and the Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, AWI (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include AWI or any its Affiliates or Subsidiaries.
“Environmental Laws” means any and all federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrowers, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with AWI within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by AWI or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by AWI or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization pursuant to Section 418 of the Code; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon AWI or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, (i) a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Base Rate for such Eurodollar Rate Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such Eurodollar Rate Loan for such Interest Period, or (ii) in the case of the Term Loan B, one and one-half percent (1.5%) per annum, if greater.
“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.
“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurodollar funding (currently referred to as “Eurodollar liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Property” means, with respect to any Loan Party, (a) any owned or leased personal Property which is located outside of the United States, (b) any personal Property (including, without limitation, motor vehicles and aircraft) in respect of which perfection of a Lien is not either (i) governed by the Uniform Commercial Code or (ii) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (c) the Capital Stock of any First-Tier Foreign Subsidiary to the extent not required to be pledged to secure the Obligations pursuant to Section 7.14(b), (d) any personal Property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i) pursuant to documents which prohibit such Loan Party from granting any other Liens in such Property, provided that in any such case the prohibition would not be rendered ineffective by the Uniform Commercial Code (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable law (including Debtor Relief Laws), (e) any Property that is sold, conveyed or otherwise transferred or subjected to a Lien pursuant to a Securitization Transaction permitted pursuant to Section 8.03(j), (f) the Capital Stock of WAVE, (g) any permit, lease, license, contract or instrument, now or hereafter in effect of a Loan Party, or rights relating thereto, if the grant of a security interest in such permit, lease, license, contract or instrument, or rights relating thereto, in a manner contemplated by the Loan Documents, under the terms thereof or under applicable Law, is prohibited and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both), provided that in any such case the prohibition, termination or rights to terminate, accelerate or materially and adversely alter such Loan Party’s rights, titles and interests would not be rendered ineffective by the Uniform Commercial Code (including the provisions of Sections 9-407 and 9-408 thereof) or other applicable law (including Debtor Relief Laws), and (h) any Property listed in Schedule 1.01 under the heading “Excluded Property”.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrowers are located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 11.14), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) is attributable to such Foreign Lender’s failure or inability to comply with the requirements of Section 1471 through 1474 of the Code and any regulations promulgated thereunder to establish an exemption from withholding thereunder.
“Existing Credit Agreement” has the meaning provided in the recitals hereof.
“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.03.
“Facilities” means, at any time, a collective reference to the facilities and real properties owned, leased or operated by AWI or any of its Subsidiaries.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means the letter agreement, dated November 9, 2010, among AWI, the Administrative Agent and the Arrangers.
“First-Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Loan Party.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrowers are resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funded Indebtedness” means, as to any Person at a particular time, without duplication, the principal amount of all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations for borrowed money, whether current or long-term (including the Obligations) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b) all purchase money Indebtedness;
(c) the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d) all obligations arising under standby letters of credit and similar obligations that back obligations that would constitute Indebtedness (but specifically excluding those that support performance obligations);
(e) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and other than obligations with respect to compensation);
(f) all Attributable Indebtedness;
(g) all preferred stock or other equity interests providing for mandatory redemptions, sinking fund or like payments prior to the Maturity Date;
(h) all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed;
(i) all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person; and

(j) all Funded Indebtedness of the types referred to in clauses (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, except as provided in clause (d) above, obligations arising under letters of credit and similar instruments shall not constitute Funded Indebtedness.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guarantors” means (i) the Borrowers (for purposes of obligations of Subsidiaries under Swap Contracts and Treasury Management Agreements), and (ii) each Material Domestic Subsidiary of AWI identified as a “Guarantor” on the signature pages hereto and each other Person that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted Assigns; provided, that in no event shall any Securitization Subsidiary constitute a Guarantor.
“Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Lenders pursuant to Article IV hereof.
“Guaranty Joinder Agreement” means a joinder agreement by which a Domestic Subsidiary of AWI or other Person may become a Guarantor hereunder. A form of Guaranty Joinder Agreement is attached as Exhibit F.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning set forth in Section 2.03(c)(i).
“Incremental Loan Facilities” has the meaning specified in Section 2.01(d).
“Incremental Revolving Loan Facility” has the meaning provided in Section 2.01(d).
“Incremental Term Loan A” has the meaning provide in Section 2.01(d).
“Incremental Term Loan B” has the meaning provided in Section 2.01(d).
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all Funded Indebtedness;
(b) the Swap Termination Value of any Swap Contract;
(c) all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) and (b) above of any other Person; and
(d) all Indebtedness of the types referred to in clauses (a) through (c) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, and has liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitees” has the meaning set forth in Section 11.04(b).
“Interest Payment Date” means, (a) as to any Base Rate Loan (including Swing Line Loans), the last Business Day of each March, June, September and December, the Maturity Date and, in the case of any Swing Line Loan, any other dates as may be mutually agreed upon by the Borrowers and the Swing Line Lender, and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan, the Maturity Date, and in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next Business Day.
“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six, and, if available to all of the relevant Lenders, nine or twelve months thereafter, as selected by the applicable Borrower in its Loan Notice; provided that:
(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii) no Interest Period shall extend beyond the Maturity Date; and
(iv) no Interest Period with respect to a Term Loan shall extend beyond any principal amortization payment date, except to the extent that the portion of such Loan comprised of Eurodollar Rate Loans that is expiring prior to the applicable principal amortization payment date plus the portion comprised of Base Rate Loans equals or exceeds the principal amortization payment then due.
“Interim Financial Statements” means the unaudited consolidated and consolidating financial statements of AWI and its Subsidiaries for the fiscal quarter ending September 30, 2010, including balance sheets and statements of income or operations, shareholders’ equity and cash flows.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of either of the Borrowers or any of their respective Subsidiaries.
“IP Rights” has the meaning set forth in Section 6.17.
“IRS” means the United States Internal Revenue Service.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Applicable Borrower (or any Subsidiary) or in favor the applicable L/C Issuer and relating to any such Letter of Credit.
“Joinder Agreements” means a Guaranty Joinder Agreement, a Lender Joinder Agreement and/or a Collateral Joinder Agreement, as appropriate.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing of Revolving Loans.
“L/C Commitment” means, with respect to any L/C Issuer, the commitment of such L/C Issuer to issue and to honor payment obligations under Letters of Credit in accordance with Section 2.03.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.
“L/C Issuer” means with respect to a particular Letter of Credit (a) as to Existing Letters of Credit, the Lenders identified on Schedule 2.03, (b) Bank of America in its capacity as issuer of such Letter of Credit or (c) such other Lender selected by the Applicable Borrower (upon notice to the Administrative Agent) from time to time to issue such Letter of Credit, or any successor issuer of Letters of Credit hereunder.
“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto (and, as appropriate, includes the Swing Line Lender) and each Person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.
“Lender Joinder Agreement” means a joinder agreement by which a Lender is joined under this Agreement to provide additional commitments in respect of an Incremental Loan Facility or otherwise.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent.
“Letter of Credit” means any Existing Letter of Credit and each letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the applicable L/C Issuer.
“Letter of Credit Expiration Date” means the day that is thirty (30) days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).
“Letter of Credit Sublimit” has the meaning specified in Section 2.03(a)(i). The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.
“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Liquidity” means, at any time, the sum of (i) unrestricted cash and Cash Equivalents on hand, plus (ii) the aggregate unused amount of Revolving Commitments hereunder.
“Loan” means any Revolving Loan, Swing Line Loan or Term Loan, and the Base Rate Loans and Eurodollar Rate Loans comprising such Loans.
“Loan Documents” means this Agreement, each Note, each Letter of Credit, each Letter of Credit Application, each Joinder Agreement, the Collateral Documents and the Fee Letter.
“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans, Swing Line Loans or Term Loan, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A-1 or Exhibit A-2, with respect to Revolving Loans and Term Loans, and Exhibit B, with respect to Swing Line Loans.
“Loan Parties” means, collectively, the Borrowers and each Guarantor.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of AWI and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrowers and their respective Subsidiaries taken as a whole to perform their obligations under any Loan Document to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrowers and their respective Subsidiaries taken as a whole of any Loan Document to which they are a party.
“Material Domestic Real Property” means (a) the real property listed on Schedule 6.20(a)(ii) and (b) after the Closing Date, real property with net book value, as to any individual real property, in excess of $5,000,000.
“Material Domestic Subsidiary” means any Domestic Subsidiary of AWI that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $2,000,000; provided, that in no event shall any Securitization Subsidiary constitute a Material Domestic Subsidiary.
“Material First-Tier Foreign Subsidiary” means (a) Armstrong World Industries (Australia) Pty. Ltd., (b) Armstrong World Industries Canada Ltd. and (c) any other First-Tier Foreign Subsidiary that individually, or together with its Subsidiaries on a consolidated basis, has assets of more than $10,000,000; provided, however, that notwithstanding the foregoing, the following Foreign Subsidiaries shall not constitute Material First-Tier Foreign Subsidiaries: (i) any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof and (ii) any other Foreign Subsidiary if a pledge of such Foreign Subsidiary’s Capital Stock violates any Law or could reasonably be expected to have an adverse effect on the business of such Foreign Subsidiary.

“Maturity Date” means (a) as to the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations), November 23, 2015, (b) as to the Term Loan A, November 23, 2015, and (c) as to the Term Loan B, May 23, 2017, and (c) as to any other Term Loan (other than Term Loan A or Term Loan B) established hereunder, the date provided in the applicable Lender Joinder Agreement or other documentation establishing such Incremental Loan Facility hereunder.
“Maximum Rate” has the meaning provided in Section 11.09.
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as co-lead arranger and joint book manager.
“MNPI” has the meaning provided in clause (3) of the proviso to Section 2.05(a)(ii)(A).
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mortgaged Properties” means that real property that may become the subject of a Mortgage.
“Mortgages” means those mortgages, deeds of trust, security deeds or like instruments given to secure the Obligations with regard to real property in each case as amended and modified.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which AWI or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds (including insurance proceeds and condemnation awards) received by AWI or any of its Subsidiaries, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof, (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property, (d) amounts paid or reserved to fund any liabilities in connection with any Disposition and (e) for Debt Transactions, the “Net Cash Proceeds” subject to mandatory prepayment under Section 2.05(b)(iii) will be reduced by the portion thereof used or to be used for a Permitted Acquisition or to refinance other permitted Indebtedness, in each case, in the period beginning two month prior to the date of the Debt Transaction and ending two months after the date of the Debt Transaction; understood and agreed that “Net Cash Proceeds” shall include, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrowers or any Subsidiary in any Disposition or Involuntary Disposition when and as received.
“Non-Consenting Lender” has the meaning provided in Section 11.14.
“Non-Extension Notice Date” has the meaning provided in Section 2.03(b)(iii).
“Net Funded Amount” has the meaning provided in Section 2.02(d).
“Notes” means the Revolving Notes, the Swing Line Note and the Term Loan Notes.

“Notice of Continuation/Conversion” means the written notice of continuation or conversion in substantially the form of Exhibit A-2.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. The foregoing shall also include (a) all obligations under any Swap Contract between AWI or any of its Subsidiaries and any Lender or Affiliate of a Lender that is permitted to be incurred pursuant to Section 8.03(d) and (b) all obligations under any Treasury Management Agreement between AWI or any of its Subsidiaries and any Lender or Affiliate of a Lender.
“Offer for Discounted Prepayment” has the meaning provided in Section 2.05(a)(ii)(C).
“OID” has the meaning provided in Section 2.02(d).
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts; and (c) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan on such date.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
“Participant” has the meaning specified in Section 11.06(d).
“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning provided in Section 11.17.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by AWI or any ERISA Affiliate or to which AWI or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Permitted Acquisitions” means Investments consisting of an Acquisition by a Loan Party, provided that (i) immediately after giving effect to such Acquisition, such Loan Party would be in compliance with Section 8.07, (ii) in the case of an Acquisition of all or substantially all of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (iii) where the Consolidated Net Leverage Ratio is or will be greater than 3.5:1.0, the cost (including assumed indebtedness) of all Acquisitions from the Closing Date shall not exceed $100,000,000 in the aggregate, (iv) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (v) AWI will be in compliance with the financial covenants under Section 8.11 after giving effect thereto on Pro Forma Basis and (vi) AWI shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent.
“Permitted Dispositions” means (i) the sale or disposition of all or any portion of the cabinet business, (ii) the sale or disposition of all or any portion of the European flooring business, (iii) the sale or disposition of surplus real estate in Germany with a value not in excess of euro 5 million, and (iv) the sale or disposition of assets relating to the vinyl sheet flooring plant in Teesside, England with a value not in excess of GBP 7 million, in each case, accomplished by the sale of one or more relevant Subsidiaries, the sale of assets or a combination thereof.
“Permitted Investments” means, at any time, Investments by AWI or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.02.
“Permitted Liens” means, at any time, Liens in respect of Property of AWI or any of its Subsidiaries permitted to exist at such time pursuant to the terms of Section 8.01.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by AWI or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 7.02.
“Pledge Agreements” means (a) Domestic Pledge Agreement, (b) the Australian Pledge Agreement, (c) the Canadian Pledge Agreement and (d) any other pledge agreement given by any Person to the Collateral Agent to secure the Obligations, in each case as amended and modified.

“Pro Forma Basis” means, for purposes of calculating the financial covenants set forth in Section 8.11 and for purposes of determining the Applicable Rate, that any Disposition, Involuntary Disposition, Acquisition or incurrence or assumption of Indebtedness pursuant to subsections (e), (g) or (h) of Section 8.03 or pursuant to an Incremental Loan Facility shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such transaction for which AWI has delivered financial statements pursuant to Section 7.01(a) or (b). In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for AWI and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in this Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by AWI or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.
“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of AWI containing reasonably detailed calculations of the financial covenants set forth in Section 8.11 as of the most recent fiscal quarter end for which AWI has delivered financial statements pursuant to Section 7.01(a) or (b) after giving effect to the applicable transaction on a Pro Forma Basis.
“Pro Rata Share” means, as to each Lender at any time, (a) with respect to such Lender’s Revolving Commitment at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time; provided that if the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 9.02, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (b) with respect to such Lender’s outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01.
“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible.
“Public Indenture” means any indenture executed by the Borrowers pursuant to which Public Notes have been or will be issued.
“Public Lender” has the meaning specified in Section 7.02.

“Public Notes” means any senior unsecured notes issued by the Borrowers after the Closing Date pursuant to an offering consummated in accordance with the Securities Act of 1933 or pursuant to an offering registered under the Securities Act of 1933.
“Register” has the meaning specified in Section 11.06(c).
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty day notice period has been waived.
“Repricing Transaction” means the incurrence by the Borrower or any of its Subsidiaries of any new or additional term loans (whether issued pursuant to an amendment to this Credit Agreement or pursuant to a separate financing) that is broadly marketed or syndicated to institutional investors in financings similar to the Term Loan B (i) having an effective interest rate margin or weighted average yield (to be determined by the Administrative Agent consistent with generally accepted financial practice, after giving effect to, among other factors, margins, upfront or similar fees or original issue discount shared with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof) that is less than the Applicable Rate for, or weighted average yield (to be determined by the Administrative Agent on the same basis) of, the Term Loan B and (ii) the proceeds of which are used to repay, in whole or in part, principal of the outstanding Term Loan B.
“Request for Credit Extension” means (a) with respect to a Borrowing, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Request for Solicitation” has the meaning provided in Section 2.05(a)(ii)(B).
“Requested Term Loan B Amount” has the meaning provided in Section 2.02(d).
“Required Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the Aggregate Commitments, or if the Commitments shall have expired or been terminated, Lenders having in the aggregate more than fifty percent (50%) of the outstanding Loans and L/C Obligations (including, in each case, the aggregate amount of each Lender’s participation interests in L/C Obligations and Swing Line Loans); provided that the Commitments of, and the portion of the applicable Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making determinations of “Required Lenders” hereunder.
“Required Revolving Lenders” means, as of any date of determination, Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or, if the Revolving Commitments shall have expired or been terminated, Revolving Lenders having more than fifty percent (50%) of the Total Revolving Outstandings (including, in each case, the aggregate principal amount of each Revolving Lender’s participation interests in L/C Obligations and Swing Line Loans); provided that the Revolving Commitments of, and the portion of the Total Revolving Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making determinations of Required Revolving Lenders.

“Required Term Loan A Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the aggregate principal amount of Term Loan A Commitments; provided that the Term Loan A Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making determinations of Required Term Loan A Lenders.
“Required Term Loan B Lenders” means, as of any date of determination, Lenders having more than fifty percent (50%) of the aggregate principal amount of Term Loan B Commitments; provided that the Term Loan B Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making determinations of Required Term Loan B Lenders.
“Responsible Officer” means the chief executive officer, president, chief financial officer, vice president and treasurer or vice president and controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to the Capital Stock of AWI or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.
“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans. The amount of the initial Revolving Commitments is identified on Schedule 2.01.
“Revolving Lenders” means those Lenders with Revolving Commitments, together with their successors and permitted assigns. The initial Revolving Lenders are identified on the signature pages hereto and on Schedule 2.01.
“Revolving Loan” has the meaning specified in Section 2.01(a).
“Revolving Note” has the meaning specified in Section 2.11(a).
“Revolving Obligations” means Revolving Loans, Swing Line Loans and L/C Obligations.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.
“Sale and Leaseback Transaction” means, with respect to AWI or any Subsidiary, any arrangement, directly or indirectly, with any person whereby AWI or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Indebtedness” means any Indebtedness under any Securitization Transaction.

“Securitization Receivables” has the meaning specified in the definition of “Securitization Transaction”.
“Securitization Subsidiary” means, with respect to any Person, any special purpose subsidiary or affiliate to which such Person sells, conveys or otherwise transfers, or grants a Lien on Securitization Receivables pursuant to a Securitization Transaction.
“Securitization Transaction” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which AWI or any Affiliate of AWI may sell, convey or otherwise transfer, or grant a Lien on, accounts, payments, receivables, accounts receivable, rights to future lease payments or residuals or similar rights to payment and in each case any related assets (the “Securitization Receivables”) to a Securitization Subsidiary.
“Security Agreement” means the security agreement dated as of the Closing Date executed in favor of the Collateral Agent by each of the Loan Parties.
“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is generally able to pay its debts and other liabilities, contingent obligations and other commitments as they mature, (b) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (c) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (d) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay all liabilities of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Dividend” means a dividend payable to shareholders of AWI in an amount not to exceed $825 million declared on or after the date hereof.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of AWI.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Commitment” means, with respect to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Loans in accordance with Section 2.04.
“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Borrowing of Swing Line Loans pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.
“Swing Line Note” has the meaning specified in Section 2.11(a).
“Swing Line Sublimit” has the meaning specified in Section 2.04(a). The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.
“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term Loan” means the Term Loan A, the Term Loan B and any term loan established under the Incremental Loan Facilities.
“Term Loan A” has the meaning provided in Section 2.01(b).
“Term Loan A Commitment” means, for each Term Loan A Lender, the commitment of such Lender to make a portion of the Term Loan A hereunder; provided that, at any time after funding of the Term Loan A, determinations of “Required Lenders” and “Required Term Loan A Lenders” shall be based on the Outstanding Amount of the Term Loan A.

“Term Loan A Committed Amount” means, for each Term Loan A Lender, the amount of such Lender’s Term Loan A Commitment. The amount of each initial Term Loan A Committed Amount is identified on Schedule 2.01.
“Term Loan A Lender” means those Lenders with Term Loan A Commitments, together with their successors and permitted assigns. The initial Term Loan A Lenders are identified on the signature pages hereto and on Schedule 2.01.
“Term Loan A Note” has the meaning provided in Section 2.11(a).
“Term Loan B” has the meaning provided in Section 2.01(c).
“Term Loan B Commitment” means, for each Term Loan B Lender, the commitment of such Lender to make a portion of the Term Loan B hereunder; provided that, at any time after funding of the Term Loan B, determinations of “Required Lenders” and “Required Term Loan B Lenders” shall be based on the Outstanding Amount of the Term Loan B.
“Term Loan B Committed Amount” means, for each Term Loan B Lender, the amount of such Lender’s Term Loan B Commitment. The amount of each initial Term Loan B Committed Amount is identified on Schedule 2.01.
“Term Loan B Lender” means those Lenders with Term Loan B Commitments, together with their successors and permitted assigns. The initial Term Loan B Lenders are identified on the signature pages hereto and on Schedule 2.01.
“Term Loan B Note” has the meaning provided in Section 2.11(a).
“Term Loan Commitments” means (i) the Term Loan A Commitments, (b) the Term Loan B Commitments, and (ii) any term loan commitments established under the Incremental Loan Facilities, provided that in any such case, at any time after funding of the respective term loan, determinations of “Required Lenders” and required lenders for the particular tranche of term loan thereby established shall be based on the Outstanding Amount of the term loan.
“Term Loan Notes” means the Term Loan A Notes, the Term Loan B Notes and any other promissory notes given to evidence Term Loans established under the Incremental Loan Facilities.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.
“TPG” means TPG Capital, L.P., investment funds managed by TPG Capital, L.P., and their respective Affiliates, other than any portfolio companies of the foregoing.
“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, purchasing card, travel card, account reconciliation and reporting and trade finance services.
“Type” means, with respect to any Revolving Loan or Term Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Uniform Commercial Code” means the Uniform Commercial Code in effect in any applicable jurisdiction from time to time.
“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).
“Voting Stock” means, with respect to any Person, Capital Stock issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.
“WAVE” means the unincorporated joint venture established pursuant to that Joint Venture Agreement dated March 23, 1992, between Armstrong Ventures, Inc. and Worthington Industries, Inc.
1.02 Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.
(iii) The term “including” is by way of example and not limitation.
(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03 Accounting Terms.
(a) Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b) AWI will provide a written summary of material changes in GAAP and in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(a). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either AWI or the Required Lenders shall so request, the Administrative Agent, the Lenders and AWI shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) AWI shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c) All calculations of the financial covenants in Section 8.11 shall be made on a Pro Forma Basis.
1.04 Rounding.
Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05 References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
1.06 Times of Day.
Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
1.07 Letter of Credit Amounts.
Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II
THE COMMITMENTS AND CREDIT EXTENSIONS
2.01 Revolving Loans and Term Loans.
(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to either Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans, (i) with regard to the Revolving Lenders collectively, the Total Revolving Outstandings shall not exceed TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such amount may be increased or decreased in accordance with the provisions hereof, the “Aggregate Revolving Committed Amount”) and (ii) with regard to each Revolving Lender individually, such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Revolving Commitment. Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.
(b) Term Loan A. Subject to the terms and conditions set forth herein, the Term Loan A Lenders, severally and not jointly, agree to make an advance to either Borrower on the Closing Date of their Pro Rata Share of a term loan (the “Term Loan A”) in the aggregate principal amount of TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000). The Term Loan A may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrowers may request. Amounts repaid on the Term Loan A may not be reborrowed.
(c) Term Loan B. Subject to the terms and conditions set forth herein, the Term Loan B Lenders, severally and not jointly, agree to make an advance to either Borrower on the Closing Date of their Pro Rata Share of a term loan (the “Term Loan B”) in the aggregate principal amount of FIVE HUNDRED FIFTY MILLION DOLLARS ($550,000,000), which loan will be made net of original issue discount (as referenced in Section 2.02(d) hereof). The Term Loan B may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrowers may request. Amounts repaid on the Term Loan B may not be reborrowed.
(d) Incremental Loan Facilities. At any time on or after the Closing Date, the Borrowers may, on written notice to the Administrative Agent, establish additional credit facilities with Lenders or other lenders who shall become Lenders (collectively, the “Incremental Loan Facilities”) by increasing the Aggregate Revolving Committed Amount or establishing other revolving credit commitments (the “Incremental Revolving Loan Facility”), increasing the amount of the Term Loan A (the “Incremental Term Loan A”), increasing the amount of the Term Loan B (the “Incremental Term Loan B”), or establishing a new term loan or loans as provided herein; provided that, with respect to the establishment of any such Incremental Loan Facility:
(i) the aggregate amount of loans and commitments for all Incremental Loan Facilities established after the Closing Date hereunder shall not exceed the greater of (A) THREE HUNDRED MILLION DOLLARS ($300,000,000) or (B) up to a Consolidated Net Secured Leverage Ratio of 2.5:1.0;

(ii) (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) AWI shall be in compliance with the financial covenants under Section 8.11 after giving effect thereto on a Pro Forma Basis (assuming for purposes hereof that the entire amount of the Incremental Loan Facility is fully drawn and funded), (C) the conditions for Credit Extensions under subsections (a) and (b) of Section 5.02 are or can be satisfied on such date, and (D) AWI shall demonstrate compliance with the sizing condition for the Incremental Loan Facility in clause (i) hereinabove;
(iii) AWI will provide (A) a compliance certificate from a Responsible Officer confirming satisfaction of the foregoing conditions in clause (ii) above and demonstrating compliance with the financial covenants hereunder after giving effect to such Incremental Loan Facility on a Pro Forma Basis (assuming for purposes hereof, that the amount of such Incremental Loan Facility is fully drawn and funded), and (B) supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent;
(iv) lenders providing loans and commitments for such Incremental Loan Facility will provide a Lender Joinder Agreement and such other agreements reasonably acceptable to the Administrative Agent;
(v) upfront and/or arrangement fees, if any, in respect of the new commitments or loans so established, shall be paid; and
(vi) to the extent necessary in the reasonable judgment of the Administrative Agent, amendments to each of the Collateral Documents, if any, and related documents or agreements shall have been made, in each case in a manner reasonably satisfactory to the Administrative Agent.
In connection with establishment of any Incremental Loan Facility, (1) none of the Lenders or their affiliates shall have any obligation to provide commitments or loans for any Incremental Loan Facility without their prior written approval, (2) neither the Administrative Agent nor any of the Arrangers shall have any responsibility for arranging any such additional commitments without their prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith and (3) Schedule 2.01 will be deemed to be revised to reflect the Lenders, Loans, Commitments and pro rata shares or percentages after giving effect to establishment of such Incremental Loan Facility.
(e)  Additional Conditions for Establishment of Incremental Revolving Loan Facility. In addition to the requirements of Section 2.01(d), establishment of an Incremental Revolving Loan Facility is subject to the following additional conditions:
(i) any such increase will be in a minimum principal amount of $10,000,000 and integral multiples of $1,000,000 in excess thereof;
(ii) any new lender providing loans and commitments for the Incremental Revolving Loan Facilities must be reasonably acceptable to the L/C Issuer and the Swing Line Lender; and
(iii) if any Revolving Loans are outstanding at the time of establishment of the Incremental Revolving Loan Facility, the Borrower will make such payments and adjustments on the Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and Pro Rata Shares, it being agreed that the Administrative Agent shall, in consultation with the Borrower, manage the allocation of the revised Pro Rata Shares to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrower.

Any Incremental Revolving Loan Facility established by way of increasing the Aggregate Revolving Commitments under Section 2.01(a) shall be a part of the Revolving Loans and Revolving Commitments hereunder subject to the same terms and conditions without distinction from the Revolving Loans and Revolving Commitments existing prior to their establishment, except as may be expressly provided in connection therewith (such as any upfront fees, different interest rate or different later final maturity date); provided that the final maturity date of any Incremental Revolving Loan Facility shall be no earlier than the final maturity date of the then existing Revolving Loans and Revolving Commitment.
(f) Additional Conditions for Establishment of Incremental Term Loan A. In addition to the requirements of Section 2.01(d), establishment of an Incremental Term Loan A is subject to the following additional conditions:
(i) any such increase will be in a minimum principal amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof;
(ii) the Applicable Borrower will make such payments and adjustments on the Term Loan A (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and pro rata shares or percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrowers, manage the allocation of the revised pro rata shares to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrowers; and
(iii) in the case of an increase in the amount of the Term Loan A after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.07(c), as appropriate, to give effect thereto such that payments of principal, interest and other amounts will be made on the same basis as for the underlying Term Loan A and the principal amortization payments made to the holders of the Term Loan A will be not less than that which was payable prior to giving effect to the Incremental Loan Facility.
Any Incremental Term Loan A established under Section 2.01(d) shall be a part of the Term Loan A hereunder subject to the same terms and conditions without distinction from the Term Loan A existing prior to their establishment, except as may be expressly provided in connection therewith (such as upfront fees, different interest rate or different later final maturity date); provided that the final maturity date of any Incremental Term Loan A shall be no earlier than the final maturity date of the then existing Term Loan A.
(g) Additional Conditions for Establishment of Incremental Term Loan B. In addition to the requirements of Section 2.01(d), establishment of an Incremental Term Loan B is subject to the following additional conditions:
(i) any such increase will be in a minimum principal amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof;
(ii) the Applicable Borrower will make such payments and adjustments on the Term Loan B (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and pro rata shares or percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrowers, manage the allocation of the revised pro rata shares to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrowers; and

(iii) in the case of an increase in the amount of the Term Loan B after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.07(d), as appropriate, to give effect thereto such that payments of principal, interest and other amounts will be made on the same basis as for the underlying Term Loan B and the principal amortization payments made to the holders of the Term Loan B will be not less than that which was payable prior to giving effect to the Incremental Loan Facility.
Any Incremental Term Loan B established under Section 2.01(d) shall be a part of the Term Loan B hereunder subject to the same terms and conditions without distinction from the Term Loan B existing prior to their establishment, except as may be expressly provided in connection therewith (such as upfront fees, different interest rate or different later final maturity date); provided that the final maturity date of any Incremental Term Loan B shall be no earlier than the final maturity date of the then existing Term Loan B.
(h) Additional Conditions for Establishment of Incremental Term Loan Facilities. In addition to the requirements of Section 2.01(d), establishment of another term loan is subject to the following additional conditions:
(i) any such Term Loan or increase in the amount of an existing Term Loan (other than the Term Loan B) will be in a minimum principal amount of $50,000,000 and integral multiples of $10,000,000 in excess thereof;
(ii) if the aggregate amount of loans and commitments under another term loan established hereunder is being increased, the Applicable Borrower will make such payments and adjustments on the term loan (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with the Borrowers, manage the allocation of the revised commitment percentages to the existing Eurodollar Rate Loans in such a manner as to minimize the break-funding amounts so payable by the Borrowers;
(iii) in the case of an increase in the amount of another term loan established hereunder after the first principal amortization payment date, adjustments will be made to the schedule of amortization payment provided in Section 2.07(c), as appropriate, to give effect thereto such that payments of principal, interest and other amounts will be made on the same basis as for the underlying term loan and the principal amortization payments made to the holders of the existing underlying term loan will be not less than that which was payable prior to giving effect to the Incremental Loan Facility;
(iv) the new term loan being established will have a final maturity date that is at least six (6) months beyond the final maturity date for the Term Loan B (or other term loan established as an Incremental Loan Facility hereunder) and an average weighted life-to-maturity from the date of issuance not less than the remaining average weighted life-to-maturity for the Term Loan B (or other term loan established as an Incremental Loan Facility hereunder) from such date;

(v) it is acknowledged that pricing for the new term loans established as an Incremental Loan Facility hereunder may have pricing that is higher or lower than pricing applicable to the Term Loan B (or other term loan established as an Incremental Loan Facility hereunder); provided that the all-in-yield of each such new term loan shall be as provided in the amendment and joinder agreements pursuant to which the such new term loan is established (it being understood that the “all-in-yield” shall be determined after taking into account original issue discount (assuming a four year average life), fees (other than bona fide arrangement, underwriting, structuring or similar fees not generally shared with the applicable Lenders) and interest rate (including any applicable LIBOR floor)), and provided further that in the event that the all-in-yield for such new term loan is fifty basis points (0.50%) or more greater than the all-in-yield for the Term Loan B (or other term loan previously established as an Incremental Loan Facility hereunder), then the all-in-yield for the Term Loan B (or other term loan previously established as an Incremental Loan Facility hereunder) will be increased such that after giving effect thereto the all-in-yield for the Term Loan B (or other term loan established as an Incremental Loan Facility hereunder) is fifty basis points (0.50%) or less than the all-in-yield for the new term loan; and
(vi) except with respect to maturity, amortization (weighted average life-to-maturity) and pricing as provided hereinabove, any additional term loan established pursuant to this clause (h), shall have terms that are the same or less restrictive than those for the Term Loan B.
For purposes of this subsection only, the Applicable Percentage for any new term loan established hereunder will be deemed to include all upfront or similar fees or original issue discount (amortized over the life of such term loan) payable to all Lenders of such term loans, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all Lenders of such term loans.
2.02 Borrowings, Conversions and Continuations of Loans.
(a) (i) Each Borrowing shall be made upon a Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to the requested date of any Borrowing of Eurodollar Rate Loans, and (B) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by a Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by an authorized officer of the Applicable Borrower. Each Borrowing of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (A) whether the Applicable Borrower’s request is with respect to Revolving Loans or a Term Loan, (B) the requested date of the Borrowing (which shall be a Business Day), (C) the principal amount of Loans to be borrowed, (D) the Type of Loans to be borrowed and (E) if applicable, the duration of the Interest Period with respect thereto. If a Borrower fails to specify a Type of a Loan in a Loan Notice, then the applicable Loans shall be made as Base Rate Loans. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If a Borrower requests a Borrowing of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(ii) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the Applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Applicable Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Applicable Borrower; provided, however, that if, on the date of a Borrowing of Revolving Loans, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings and second, shall be made available to the Applicable Borrower as provided above.
(iii) The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
(b) The Borrowers shall have the option, on any Business Day, to extend existing Loans into a subsequent permissible Interest Period or to convert Loans into Loans of another interest rate type; provided, however, that (i) except as provided in Section 3.05, Eurodollar Rate Loans may be converted into Base Rate Loans or extended as Eurodollar Rate Loans for new Interest Periods only on the last day of the Interest Period applicable thereto, (ii) Loans extended as, or converted into, Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (iii) any request for continuation or conversion of a Eurodollar Rate Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such continuation or conversion shall be effected by the Applicable Borrower by giving a Notice of Extension/Conversion (or telephonic notice promptly confirmed in writing) to the office of the Administrative Agent specified in Section 11.02, or at such other office as the Administrative Agent may designate in writing, prior to 11:00 a.m., on the Business Day of, in the case of the conversion of a Eurodollar Rate Loan into a Base Rate Loan, and on the third Business Day prior to, in the case of the continuation of a Eurodollar Rate Loan as, or conversion of a Base Rate Loan into, a Eurodollar Rate Loan, the date of the proposed continuation or conversion, the Loans to be so extended or converted, the types of Loans into which such Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. In the event the Applicable Borrower fails to request continuation or conversion of any Eurodollar Rate Loan in accordance with this Section, or any such conversion or continuation is not permitted or required by this Section, then such Eurodollar Rate Loan shall be automatically converted into a Base Rate Loan at the end of the Interest Period applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed continuation or conversion affecting any Revolving Loan.
(c) After giving effect to all Borrowings, conversions and continuations of Revolving Loans, there shall not be more than (i) five (5) Interest Periods in effect with respect to Revolving Loans, (ii) five (5) Interest Periods in effect with respect to the Term Loan A, (iii) five (5) Interest Periods in effect with respect to the Term Loan B, and (iv) five (5) Interest Periods in effect with respect to any Term Loan (other than the Term Loan A or the Term Loan B) established under the Incremental Loan Facilities.

(d) The Term Loan B shall be made and issued with an original issue discount (“OID”) of one-half of one percent (0.5%) of the aggregate principal amount of the Term Loan such that the proceeds of the Term Loan B will be advanced net of the OID (which OID will be retained by the Term Loan B Lenders, such net amount of the Term Loan B being the “Net Funded Amount” and the aggregate principal amount of the Term Loan B as referenced in Section 2.01(c) being the “Requested Term Loan B Amount”. The amount of the OID will be the difference between the Requested Term Loan B Amount and the Net Funded Amount. For all purposes other than funding, the aggregate outstanding principal amount of the Term Loan B immediately after giving effect to the Borrowing on the Closing Date, and the amount of the Term Loan B repayable hereunder, shall be the Requested Term Loan B Amount. The OID shall be allocated among the Loans made by the Term Loan B Lenders according to their respective Pro Rata Shares.
2.03 Letters of Credit.
(a) The Letter of Credit Commitment.
(i) Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Applicable Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit hereunder for the account of the Applicable Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) with regard to the Revolving Lenders collectively, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Committed Amount, (x) with regard to each Revolving Lender individually, such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Revolving Commitment and (y) the Outstanding Amount of the L/C Obligations shall not exceed ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) (the “Letter of Credit Sublimit”). Each request by the Applicable Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by AWI that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.
(ii) An L/C Issuer shall not issue any Letter of Credit if:
(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or
(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii) An L/C Issuer shall be under no obligation to issue any Letter of Credit if:
(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it;
(B) the issuance of such Letter of Credit would violate any Laws or one or more policies of such L/C Issuer;
(C) except (I) as otherwise agreed by the Administrative Agent and such L/C Issuer or (II) in respect of an Existing Letter of Credit and any replacements thereof, such Letter of Credit is in an initial face amount less than $100,000, in the case of a commercial Letter of Credit, or $250,000, in the case of a standby Letter of Credit;
(D) such Letter of Credit is to be denominated in a currency other than Dollars; or
(E) any Lender is at such time a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.03(c) or otherwise, unless Adequate Assurance has been provided.
(iv) An L/C Issuer shall not amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
(v) An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
(vi) An L/C Issuer shall be under no obligation to issue or amend any Letter of Credit if such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, on or prior to the Business Day prior to the requested date of issuance or amendment of such Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied.
(vii) Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and such L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i) Requests for Issuance. Each Letter of Credit shall be issued or amended, as the case may be, upon the request of a Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an authorized officer of the Applicable Borrower. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five Business Days prior to the proposed issuance date or date of amendment, as the case may be, or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the applicable L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Applicable Borrower shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.
(ii) Issuance. Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Applicable Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the applicable L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 5.02 shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Applicable Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii) Auto-Extension Letters of Credit. If a Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clauses (ii) and (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or any Loan Party that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.
(iv) Reporting by L/C Issuer. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On a monthly basis, each L/C Issuer shall deliver to the Administrative Agent a complete list of all outstanding Letters of Credit issued by such L/C Issuer as provided in Section 2.03(f).
(c) Drawings and Reimbursements; Funding of Participations.
(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Applicable Borrower and the Administrative Agent thereof. The applicable L/C Issuer shall notify the Applicable Borrower of the amount of the drawing promptly following the determination thereof, and in any event no later than 9:00 a.m. on the Honor Date (as hereafter defined). Not later than 11:00 a.m. on the date of any payment by the applicable L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Applicable Borrower shall reimburse such L/C Issuer in an amount equal to the amount of such drawing. If the Applicable Borrower fails to so reimburse the applicable L/C Issuer by such time, such L/C Issuer shall promptly notify the Administrative Agent, whereupon the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Pro Rata Share thereof. In such event, the Applicable Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 5.02. Any notice given by the applicable L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender (including any Revolving Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the applicable L/C Issuer in Dollars at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer.
(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans for any reason, the Applicable Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 2.03.
(iv) Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Revolving Lender’s Pro Rata Share of such amount shall be solely for the account of such L/C Issuer.
(v) Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such L/C Issuer, the Applicable Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, (C) noncompliance with the conditions set forth in Section 5.02 or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Applicable Borrower to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.
(vi) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the applicable L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.
(i) At any time after the applicable L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Revolving Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Applicable Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.
(ii) If any payment received by the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Obligations Absolute. The obligation of the Applicable Borrower to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i) any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;
(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Applicable Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv) any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Applicable Borrower or any Subsidiary.

The Applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Applicable Borrower’s instructions or other irregularity, the Applicable Borrower will immediately notify the applicable L/C Issuer. The Applicable Borrower shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.
(f) Role of L/C Issuer. Each Lender and the Applicable Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuers shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Revolving Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Applicable Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Applicable Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any of the respective correspondents, participants or assignees of the L/C Issuers, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Applicable Borrower may have a claim against the applicable L/C Issuer, and such L/C Issuer may be liable to the Applicable Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Applicable Borrower which the Applicable Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Each L/C Issuer shall provide to the Administrative Agent a list of outstanding Letters of Credit (together with amounts) issued by it on a monthly basis (and upon the request of the Administrative Agent); the Administrative Agent shall provide a copy of such list to any Lender upon request.
(g) Cash Collateral. (i) Upon the request of the Administrative Agent, (A) if the applicable L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Letter of Credit Expiration Date, any Letter of Credit for any reason remains outstanding and partially or wholly undrawn, the Applicable Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).

(ii) In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Applicable Borrower shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.
(iii) Sections 2.05, 2.14, 9.02(c) and 9.03 set forth certain additional requirements to deliver Cash Collateral hereunder.
(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable L/C Issuer and the Applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.
(i) Letter of Credit Fees. The Applicable Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) (i) for each commercial Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (ii) for each standby Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. Letter of Credit Fees shall be (i) computed on a monthly basis in arrears and (ii) due and payable on the fifth (5th) Business Day after the end of each month, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any month, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such month that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, (i) upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate, and (ii) Defaulting Lenders shall not be entitled to the Letter of Credit Fee as provided in Section 2.14.
(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Applicable Borrower shall pay directly to the applicable L/C Issuer for its own account, (i) a one time fronting fee for each commercial Letter of Credit issued by it (other than Existing Letters of Credit) equal to one-eighth of one percent (1/8%) times the amount of such commercial Letter of Credit, due and payable at the time of issuance and (ii) a fronting fee with respect to each standby Letter of Credit issued by it in an amount equal to one-eighth of one percent (1/8%) per annum on the daily amount available to be drawn thereunder, due and payable monthly in arrears on the fifth (5th) Business Day after the end of each month, commencing with the first such date to occur after the issuance of such standby Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. In addition, the Applicable Borrower shall pay directly to the applicable L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(l) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Applicable Borrower shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Applicable Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Applicable Borrower, and that the Applicable Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(m) Existing Letters of Credit. Notwithstanding anything herein to the contrary, each Existing Letter of Credit shall be deemed to have been issued hereunder.
2.04 Swing Line Loans.
(a) Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to either Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed TWENTY-FIVE MILLION DOLLARS ($25,000,000) (the “Swing Line Sublimit”) at any time outstanding, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Loans and L/C Obligations of the Swing Line Lender in its capacity as a Revolving Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) with regard to the Revolving Lenders collectivity, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Committed Amount, and (ii) with regard to each Revolving Lender individually (other than the Swing Line Lender) such Revolving Lender’s Pro Rata Share of Total Revolving Outstandings shall not exceed such Revolving Lender’s Revolving Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest at such rate mutually agreed to between the Applicable Borrower and the Swing Line Lender or, in the absence of such mutual agreement, shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Pro Rata Share times the amount of such Swing Line Loan.
(b) Borrowing Procedures. Each Borrowing of Swing Line Loans shall be made upon a Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by an authorized officer of the Applicable Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Borrowing of Swing Line Loans (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Applicable Borrower. The Swing Line Lender shall not be under any obligation to make a Swing Line Loan if any Lender is at such time a Defaulting Lender, whether on account of a failure to fund its obligations under Section 2.04(b)(ii) or otherwise, unless such Lender shall have provided Adequate Assurance.

(c) Refinancing of Swing Line Loans.
(i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Applicable Borrower (which hereby irrevocably requests and authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Revolving Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, the unutilized portion of the Aggregate Revolving Committed Amount or the conditions set forth in Section 5.02. The Swing Line Lender shall furnish the Applicable Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, the Applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, (C) non-compliance with the conditions set forth in Section 5.02 or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the Applicable Borrower to repay Swing Line Loans, together with interest as provided herein.
(d) Repayment of Participations.
(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Applicable Borrower for interest on the Swing Line Loans. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.
(f) Payments Directly to Swing Line Lender. The Applicable Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.
(a) Voluntary Prepayments.
(i) Voluntary Prepayments at Par. Voluntary prepayments may be made on any Loans hereunder selected by the Applicable Borrower on a pro rata basis to the Lenders in accordance with their respective interests therein at par without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:
(A) (1) in the case of Loans other than Swing Line Loans, (x) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least three Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans and (y) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and (2) any such prepayment shall be a minimum principal amount of (x) $5,000,000 and integral multiples of $1,000,000 in excess thereof, in the case of Eurodollar Rate Loans and (y) $1,000,000 and integral multiples of $500,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less; and
(B) in the case of Swing Line Loans, (1) notice thereof must be received by the Swing Line Lender by 1:00 p.m. on the date of prepayment (with a copy to the Administrative Agent), and (2) any such prepayment shall be in the same minimum principal amounts as for advances thereof (or any lesser amount that may be acceptable to the Swing Line Lender).
Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans; provided, however, that the Applicable Borrower may rescind any notice of voluntary prepayment hereunder if such prepayment would have resulted from a refinancing of all of the Loans and Commitment, and such refinancing shall not have been consummated or shall otherwise have been delayed. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest on the amount prepaid and breakage amounts, if any, under Section 3.05.
(ii) Voluntary Prepayments at a Discount. (A) Notwithstanding anything to the contrary contained herein (including the provisions of Sections 2.05(a)(i), 2.05(c)(i)(A), 2.12(a) and 2.13), voluntary prepayments may be made on any Term Loan selected by the Applicable Borrower on a non-pro rata basis to the Lenders in respect of such Term Loan at a discount to par value by purchase as provided herein; provided that
(1) no such prepayment may be made with proceeds from Credit Extensions hereunder,
(2) all such prepayments must be offered to all Lenders with the affected Term Loan,
(3) AWI shall have confirmed that at the time of the prepayment, it does not have any material non-public information (“MNPI”) that either has not been disclosed to the Lenders (other than those which have elected not to receive such MNPI) or would reasonably be expected to have a material effect on, or otherwise be material to, the market price of such Term Loan or a Lender’s decision to participate in any such discounted voluntary prepayment, and
(4) (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto on a Pro Forma Basis, (ii) AWI will be in compliance with the financial covenants under Section 8.11 after giving effect thereto on a Pro Forma Basis, (iii) AWI and its Domestic Subsidiaries will have Liquidity of at least $50,000,000 after giving effect thereto on a Pro Forma Basis, (iv) the conditions for Credit Extensions under subsections (a) and (b) of Section 5.02 are or can be satisfied on such date, and (v) the Borrowers shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent.

(B) In any such case, the Applicable Borrower will provide written notice to the Administrative Agent of its interest in making a prepayment on the Term Loan at a discount to par (a “Request for Solicitation”), including an indication of the subject Term Loan, an estimate of the amount of the prepayment (or a range thereof), an indication of the discount to par requested (or range thereof) and the proposed date of prepayment which shall be not less than ten Business Days following the Request for Solicitation, together with a non-refundable fee of $2,500 payable to the Administrative Agent with each such request. Requests for Solicitation may not be made until at least five Business Days have lapsed from completion of the process for any previous Request for Solicitation, or three Business Days if the previous request did not generate any Offers for Discounted Prepayment.
(C) The Administrative Agent will promptly notify the Lenders with the affected Term Loans promptly upon receipt of any such Request for Solicitation. Interested Lenders must provide a written offer for prepayment to the Administrative Agent (an “Offer for Discounted Prepayment”) within three Business Days of the Request for Solicitation, including therein the principal amount of the subject Term Loan (which may be all or part of the Term Loan held by the offering Lender) as to which the Lender is willing to accept prepayment and the discount to par as to which it is willing to accept. Lenders that have failed to timely provide any such Offer for Discounted Prepayment shall be deemed not to have provided an Offer for Discounted Prepayment. Any such Offer for Discounted Prepayment shall be effective for at least four Business Days and shall be irrevocable.
(D) The Administrative Agent will notify the Applicable Borrower promptly upon receipt of any such Offers for Discounted Prepayment. The Applicable Borrower may accept as many or as few of the Offers for Discounted Prepayment by written notice to the Administrative Agent within two Business Days following receipt of notice of the Offers for Discounted Prepayment; provided that (i) such offers must be accepted in descending order of discount (that is, the Applicable Borrower must accept the greatest discount first, then the next greatest discount, and so on), and (ii) in the case of a tie, the prepayment must be applied on a pro rata basis to the offering Lenders based on the principal amount of the Loans offered for prepayment. The Administrative Agent will notify the Lenders that provided Offers for Discounted Prepayment as to whether or not their offer was accepted and, in the case of acceptance, the principal amount subject to prepayment. The Applicable Borrower will make the prepayment not more than ten Business Days following the Request for Solicitation by payment of the discounted principal amount to the Administrative Agent for distribution to the respective Lenders.
(E) The Administrative Agent will give notice to the Lenders of the affected Term Loan of all such prepayments, including the undiscounted principal amount of the prepayment.
(F) In each such case, (i) the undiscounted principal amount of the affected Loan which is the subject of the prepayment will be deemed paid, redeemed and canceled for all purposes and no longer outstanding, (ii) the Applicable Borrower will also pay the accrued but unpaid interest on the Loans subject to the prepayment based on the undiscounted principal amount thereof, and (iii) the undiscounted principal amount of the prepayment will be applied pro rata to remaining scheduled principal amortization payments of the affected Term Loan.

(b) Mandatory Prepayments.
(i) Revolving Commitments. If at any time (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Committed Amount, (B) the Outstanding Amount of L/C Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swing Line Loans shall exceed the Swing Line Sublimit, the Borrowers shall immediately prepay the Total Revolving Outstandings and/or Cash Collateralize L/C Obligations in an amount equal to such excess; provided, however, that, except with respect to clauses (A) and (B) above, L/C Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swing Line Loans have been paid in full.
(ii) Dispositions. AWI shall make, or cause AWP to make, prepayment on the Loan Obligations within five Business Days following receipt of Net Cash Proceeds required to be prepaid pursuant to the provisions hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Disposition (other than a Permitted Disposition) or Involuntary Disposition by AWI or any of its Subsidiaries, to the extent (A) such proceeds are not reinvested in properties or assets within fifteen months of the date of such Disposition or Involuntary Disposition (or, if AWI or any of its Subsidiaries enters into a commitment to reinvest such Net Cash Proceeds within fifteen months of the date of such Disposition or Involuntary Disposition, within fifteen months of the date of such commitment) and (B) the aggregate amount of such proceeds that are not reinvested (or committed to be reinvested) in accordance with clause (A) hereof exceeds $25,000,000 in any fiscal year.
(iii) Debt Transactions. AWI shall make, or cause AWP to make, prepayment on the Loan Obligations in an amount equal to the percentage of Net Cash Proceeds of Debt Transactions in excess of $200,000,000 (for all such Debt Transactions from the Closing Date, and not in any instance) as shown below:

Consolidated Net Leverage Ratio	Percent
> 3.0:1.0	100%
< 3.0:1.0	0%
AWI will make, or cause AWP to make, any such prepayments in respect of Debt Transactions within five Business Days of receipt.
(iv) Excess Cash Flow. AWI shall make, or cause AWP to make, prepayment on the Loan Obligations in an amount equal to the percentage of Consolidated Excess Cash Flow for fiscal years ending December 31, 2011 and thereafter as shown below:

Consolidated Net Leverage Ratio	Percent
> 2.5:1.0	50%
> 2.0:1.0 but < 2.5:1.0	25%
< 2.0:1.0	0%

Where on application of a mandatory prepayment, AWI will cross a threshold for a lower percentage level, prepayment will be made to the point at which the threshold will be crossed before credit is given for the lower percentage level. AWI will make, or cause AWP to make, any such prepayment in respect of Consolidated Excess Cash Flow annually within five Business Days of the date by which delivery of the annual Compliance Certificate under Section 7.02(b) is due.
(c) Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to Eurodollar Rate Loans in direct order of Interest Period maturities. In addition:
(i) Voluntary Prepayments.
(A) Voluntary Prepayments at Par. Voluntary prepayments under Section 2.05(a)(i) above shall be applied to such Loans and to such installments of such Loans as specified by the Applicable Borrower;
(B) Voluntary Prepayments at a Discount. Voluntary prepayments under Section 2.05(a)(ii) above shall be applied to the affected Term Loan as provided therein and will serve to reduce remaining principal amortization payments on a pro rata basis as provided in Section 2.05(a)(ii)(F).
(ii) Mandatory Prepayments.
(A) Mandatory prepayments under Section 2.05(b)(i) in respect of the Revolving Commitments will be to the Administrative Agent for application to the Revolving Obligations (without a permanent reduction in commitments thereunder);
(B) Mandatory prepayments under Section 2.05(b)(ii) in respect of Dispositions and Involuntary Dispositions, and Section 2.05(b)(iii) in respect of Debt Transactions, will be applied, first, ratably to the Term Loans until paid in full, and then to the Revolving Obligations (without a permanent reduction in commitments thereunder). Amounts applied on a Term Loan will be applied pro rata to remaining principal amortization installments; and
(C) Mandatory prepayments under Section 2.05(b)(iv) in respect of Consolidated Excess Cash Flow will be applied, first, to such installments of Term Loan A, Term Loan B or a combination thereof, as the Applicable Borrower may direct until paid in full, and then to the Revolving Obligations (without a permanent reduction in commitments thereunder). Amounts applied on a Term Loan will be applied to the principal amortization installments therefor as the Applicable Borrower may direct.
(iii) General. Prepayments on the Revolving Obligations will be made first to the Revolving Loans and Swing Line Loans until paid in full, and then to cash collateral for the L/C Obligations. Except (A) in the case of voluntary prepayments made at a discount under Section 2.05(a)(ii) and (B) in the case of Defaulting Lender where their share will be held as provided in Section 2.14(a), prepayments on any Loan hereunder will be made to the Lenders ratably in accordance with their respective interests therein.

(iv) Eurodollar Prepayment Account. If the Applicable Borrower is required to make a mandatory prepayment of Eurodollar Rate Loans under this Section 2.05(b), so long as no Event of Default exists, the Applicable Borrower shall have the right, in lieu of making such prepayment in full, to deposit an amount equal to such mandatory prepayment with the Administrative Agent in a cash collateral account maintained (pursuant to documentation reasonably satisfactory to the Administrative Agent) by and in the sole dominion and control of the Administrative Agent. Any amounts so deposited shall be held by the Administrative Agent as collateral for the prepayment of such Eurodollar Rate Loans and shall be applied to the prepayment of the applicable Eurodollar Rate Loans at the end of the current Interest Periods applicable thereto or, sooner, at the election of the Administrative Agent, upon the occurrence of an Event of Default. At the request of the Applicable Borrower, amounts so deposited shall be invested by the Administrative Agent in Cash Equivalents maturing on or prior to the date or dates on which it is anticipated that such amounts will be applied to prepay such Eurodollar Rate Loans; any interest earned on such Cash Equivalents will be for the account of the Applicable Borrower and the Applicable Borrower will deposit with the Administrative Agent the amount of any loss on any such Cash Equivalents to the extent necessary in order that the amount of the prepayment to be made with the deposited amounts may not be reduced.
(d) Repricing Transaction Premium. If the Borrowers make a voluntary prepayment of the Term Loan B within one (1) year of the Closing Date in connection with any Repricing Transaction, then the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Term Lenders, a prepayment premium in an amount equal to one percent (1.00%) of the principal amount so prepaid.
2.06 Termination or Reduction of Aggregate Revolving Committed Amount.
The Aggregate Revolving Committed Amount may be permanently reduced in whole or in part by notice from the Borrowers to the Administrative Agent; provided that (a) any such notice thereof must be received by 11:00 a.m. at least three Business Days prior to the date of reduction or termination and any such reduction or termination shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or the remaining amount of the Aggregate Revolving Committed Amount); and (b) the Aggregate Revolving Committed Amount may not be reduced to an amount less than the Total Revolving Outstandings. The Administrative Agent will give prompt notice to the Revolving Lenders of any such reduction in Aggregate Revolving Committed Amount. Any reduction of the Aggregate Revolving Committed Amount shall be applied to the Revolving Commitments of the Revolving Lenders ratably in accordance with their respective interests therein, except as provided in Section 2.14. All commitment or other fees accrued until the effective date of any termination of the Aggregate Revolving Committed Amount shall be paid on the effective date of such termination.
2.07 Repayment of Loans.
(a) Revolving Loans. The Applicable Borrower shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(b) Swing Line Loans. The Applicable Borrower shall repay each Swing Line Loan on the earlier to occur of (i) demand by the Swing Line Lender and (ii) the Maturity Date.

(c) Term Loan A. The outstanding principal amount of the Term Loan A shall be repayable in consecutive quarterly installments on the dates set forth below, beginning on March 31, 2011 and ending on the Maturity Date, as follows (expressed in terms of percentage of original principal amount), unless accelerated sooner pursuant to Section 9.02:

Payment Date	Amount	Percent	Payment Date	Amount	Percent
March 31, 2011	$0	0%	September 30, 2013	$6,250,000	2.50%
June 30, 2011	$0	0%	December 31, 2013	$6,250,000	2.50%
September 30, 2011	$0	0%	March 31, 2014	$9,375,000	3.75%
December 31, 2011	$0	0%	June 30, 2014	$9,375,000	3.75%
March 31, 2012	$0	0%	September 30, 2014	$9,375,000	3.75%
June 30, 2012	$0	0%	December 31, 2014	$9,375,000	3.75%
September 30, 2012	$6,250,000	2.50%	March 31, 2015	$9,375,000	3.75%
December 31, 2012	$6,250,000	2.50%	June 30, 2015	$9,375,000	3.75%
March 31, 2013	$6,250,000	2.50%	September 30, 2015	$9,375,000	3.75%
June 30, 2013	$6,250,000	2.50%	Maturity Date	$146,875,000	58.75%

				$250,000,000	100.00%
(d) Term Loan B. The outstanding principal amount of the Term Loan B shall be repayable in consecutive quarterly installments on the dates set forth below, beginning on March 31, 2011 and ending on the Maturity Date, as follows (expressed in terms of percentage of original principal amount), unless accelerated sooner pursuant to Section 9.02:

Payment Date	Amount	Percent	Payment Date	Amount	Percent
March 31, 2011	$1,375,000	0.25%	June 30, 2014	$1,375,000	0.25%
June 30, 2011	$1,375,000	0.25%	September 30, 2014	$1,375,000	0.25%
September 30, 2011	$1,375,000	0.25%	December 31, 2014	$1,375,000	0.25%
December 31, 2011	$1,375,000	0.25%	March 31, 2015	$1,375,000	0.25%
March 31, 2012	$1,375,000	0.25%	June 30, 2015	$1,375,000	0.25%
June 30, 2012	$1,375,000	0.25%	September 30, 2015	$1,375,000	0.25%
September 30, 2012	$1,375,000	0.25%	December 31, 2015	$1,375,000	0.25%
December 31, 2012	$1,375,000	0.25%	March 31, 2016	$1,375,000	0.25%
March 31, 2013	$1,375,000	0.25%	June 30, 2016	$1,375,000	0.25%
June 30, 2013	$1,375,000	0.25%	September 30, 2016	$1,375,000	0.25%
September 30, 2013	$1,375,000	0.25%	December 31, 2016	$1,375,000	0.25%
December 31, 2013	$1,375,000	0.25%	March 31, 2017	$1,375,000	0.25%
March 31, 2014	$1,375,000	0.25%	Maturity Date	$515,625,000	93.75%

				$550,000,000	100.00%
2.08 Interest.
(a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Eurodollar Rate for such Interest Period plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) unless otherwise mutually agreed between the Applicable Borrower and the Swing Line Lender, each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii) If any amount (other than principal of any Loan) payable by the Applicable Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such overdue amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09 Fees.
In addition to certain fees described in subsections (i) and (j) of Section 2.03:
(a) Commitment Fee. AWI shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, a commitment fee in Dollars equal to the product of (i) the Applicable Rate times (ii) the actual daily amount by which the Aggregate Revolving Committed Amount exceeds the sum of (y) the Outstanding Amount of Revolving Loans and (z) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Section 5.02 is not met, and shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the fifth (5th) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Committed Amount. Notwithstanding anything to the contrary contained herein Defaulting Lenders shall not be entitled to the commitment fee as provided in Section 2.14.
(b) Fee Letter. AWI shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
2.10 Computation of Interest and Fees.
(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

(b) If, as a result of any restatement of or other adjustment to the financial statements of AWI or for any other reason, AWI or the Lenders determine that (i) the Consolidated Net Leverage Ratio as calculated by AWI as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Net Leverage Ratio would have resulted in higher pricing for such period, Applicable Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders and/or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to AWI under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(i), 2.08(b), 2.09 or under Article IX. The Applicable Borrower’s obligations under this subsection shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.
2.11 Evidence of Debt.
(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Applicable Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Applicable Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon any Lender’s request, the Applicable Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each such promissory note shall be (i) in the case of Revolving Loans, in the form of Exhibit C-1 (a “Revolving Note”), (ii) in the case of Swing Line Loans, in the form of Exhibit C-2 (a “Swing Line Note”), and (iii) in the case of the Term Loan A, Term Loan B or any Term Loan established under the Incremental Loan Facilities, in the form of Exhibit C-3 (each promissory note evidencing the Term Loan A, a “Term Loan A Note” and each promissory note evidencing the Term Loan B, a “Term Loan B Note”). Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12 Payments Generally; Administrative Agent’s Clawback.
(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Subject to the definition of “Interest Period”, if any payment to be made by the Applicable Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Applicable Borrower, the interest rate applicable to Base Rate Loans. If the Applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Applicable Borrower the amount of such interest paid by the Applicable Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Applicable Borrower shall be without prejudice to any claim the Applicable Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii) Payments by Applicable Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Applicable Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Applicable Borrower will not make such payment, the Administrative Agent may assume that the Applicable Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Applicable Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
A notice of the Administrative Agent to any Lender or the Applicable Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Applicable Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Section 5.02 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.05 are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.05 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.05.
(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13 Sharing of Payments.
If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it (but not including any amounts applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.08) with respect to such participation as fully as if such Lender were the direct creditor of the Applicable Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.14 Defaulting Lenders.
(a) Defaulting Lenders. Notwithstanding anything contained herein to the contrary, in the case of a Defaulting Lender:
(i) the L/C Issuer may require the Borrowers or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s share of the L/C Obligations as a condition to the issuance or extension of Letters of Credit, as referenced in Section 2.03(a)(iii)(E);
(ii) the Swing Line Lender may require the Applicable Borrower or Defaulting Lender to provide Adequate Assurance, which may include cash collateral, for the Defaulting Lender’s risk participation share of Swing Line Loans as a condition to the making or extension of Swing Line Loans, as referenced in Section 2.04(b) hereof;
(iii) the Defaulting Lender may be replaced as provided in Section 11.14;
(iv) all payments of principal, interest, fees and other amounts owing to a Defaulting Lender will be paid into an account or subaccount with the Administrative Agent for the benefit of the Defaulting Lender (collectively, the “Defaulting Lender Account”) and held to secure the Defaulting Lender’s obligations hereunder. Amounts held in the Defaulting Lender Account will be used, first, to reimburse the Administrative Agent and Collateral Agent for the Defaulting Lender’s share of fees and expenses, second, as cash collateral for the Defaulting Lender’s share of outstanding L/C Obligations and Swing Line Loans, third, to fund the Defaulting Lender’s share of Revolving Loan advances, fourth, as cash collateral for the Defaulting Lender’s unfunded share of the Revolving Commitments. Any amounts remaining in the Defaulting Lender Account after payment in full of the Defaulting Lender’s obligations and termination of the commitments under this Agreement and the other Loan Documents will be paid over to the Defaulting Lender;
(v) the Defaulting Lender shall not be entitled to vote or receive a commitment fee, facility fee or letter of credit fee hereunder for so long as it shall be a Defaulting Lender, except as provided in Section 11.01; and
(vi) the commitments of the Defaulting Lender may be reduced or terminated as provided in Section 2.06 on a non-ratable basis.
(b) Provision of Cash Collateral and Adequate Assurance. Where cash collateral or other Adequate Assurance is provided in respect of the obligations of a Defaulting Lender, the cash collateral will be held in a blocked non-interest bearing deposit account with the L/C Issuer or Swing Line Lender, as appropriate, to secure the obligations of the Defaulting Lender to the L/C Issuer or Swing Line Lender, as appropriate, and the Applicable Borrower, the Defaulting Lender or other party providing the cash collateral or other Adequate Assurance pledges and grants a security interest therein to the L/C Issuer or Swing Line Lender, as appropriate, and the pledgor will provide, promptly on request, a deposit account control agreement in form and substance satisfactory to the L/C Issuer or Swing Line Lender, as appropriate.

2.15 Joint and Several Liability.
(a) Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.
(b) Each Borrower shall be jointly and severally liable for all Obligations, regardless of which Borrower actually receives Credit Extensions hereunder or the amount of such Credit Extensions received or the manner in which the Administrative Agent or any Lender accounts for such Credit Extensions on its books and records. Each Borrower’s obligations with respect to Credit Extensions made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Credit Extensions made to and other Obligations owing by the other Borrower hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.
(c) Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to and other Obligations owing by the other Borrower hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Credit Extensions made to the other Borrower hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.
(d) Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(e) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of AWP as Borrower under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
3.01 Taxes.
(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require either of the Borrowers or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrowers or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii) If either of the Borrowers or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrowers shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.
(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.
(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Applicable Borrower shall, and does hereby, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Applicable Borrower or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Applicable Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Applicable Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrowers and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including Attorney Costs for the Borrowers or the Administrative Agent) incurred by or asserted against the Borrowers or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.
(d) Evidence of Payments. Upon request by the Applicable Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Applicable Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Applicable Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Applicable Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Applicable Borrower or the Administrative Agent, as the case may be.
(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrowers and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
(ii) Without limiting the generality of the foregoing, if the Borrowers are resident for tax purposes in the United States,
(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:
(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(II) executed originals of Internal Revenue Service Form W-8ECI,
(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,
(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.
(iii) Each Lender shall promptly (A) notify the Borrowers and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Applicable Borrower or with respect to which the Applicable Borrower has paid additional amounts pursuant to this Section, it shall pay to the Applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Applicable Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Applicable Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. At the request of the Applicable Borrower, the Administrative Agent, any Lender or the L/C Issuer shall take reasonable efforts to pursue any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be, so long as the Administrative Agent, such Lender or the L/C Issuer, as the case may be, determines, in its sole discretion, that such efforts would not result in any additional costs, expense or risks or be otherwise disadvantageous to it. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Applicable Borrower or any other Person.
3.02 Illegality.
If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Applicable Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
3.03 Inability to Determine Rates.
If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Applicable Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs.
(a) Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;
(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer); or
(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurodollar Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Applicable Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Applicable Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Applicable Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Applicable Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
3.05 Compensation for Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Applicable Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b) any failure by the Applicable Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Applicable Borrower; or
(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Applicable Borrower pursuant to Section 11.14;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Applicable Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Applicable Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06 Mitigation Obligations; Replacement of Lenders.
(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Applicable Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Applicable Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Applicable Borrower may replace such Lender in accordance with Section 11.14.
3.07 Survival.
All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.
ARTICLE IV
GUARANTY
4.01 The Guaranty.
Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract or Treasury Management Agreement with a Loan Party, and the Administrative Agent as hereinafter provided, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.
Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.
The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, validity, or enforceability of any of the Loan Documents, Swap Contracts or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:
(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be done or omitted;
(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with; or
(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected.
With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract or Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents, such Swap Contracts or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.
4.03 Reinstatement.
The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, Attorney Costs) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.
Each Guarantor further agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.
4.05 Remedies.
The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.
4.06 Rights of Contribution.
The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.
4.07 Guarantee of Payment; Continuing Guarantee.
The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.
ARTICLE V
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
5.01 Conditions of Initial Credit Extension.
The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a) Loan Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement and the Pledge Agreements, each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.

(b) Opinions of Counsel. Receipt by the Administrative Agent of favorable opinions of (i) Cleary, Gottlieb, Steen & Hamilton, LLP, legal counsel to the Loan Parties, and (ii) Morgan, Lewis & Bockius LLP, counsel to the Loan Parties with respect to Pennsylvania law, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance satisfactory to the Administrative Agent.
(c) Organization Documents, Resolutions, Etc. Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), in form and substance satisfactory to the Administrative Agent and its legal counsel:
(i) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
(ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
(iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, and in good standing in its state of organization or formation.
(d) Perfection and Priority of Liens. Receipt by the Administrative Agent of the following:
(i) searches of Uniform Commercial Code filings in the jurisdiction of formation of each Loan Party
(ii) all certificates evidencing any certificated Capital Stock (including those evidencing interests in Material First-Tier Foreign Subsidiaries) pledged to the Collateral Agent pursuant to the applicable Pledge Agreement, together with duly executed in blank, undated stock powers attached thereto;
(iii) searches of ownership of, and Liens on, intellectual property of each Loan Party in the United States Copyright Office and the United States Patent and Trademark Office; and
(iv) duly executed notices of grant of security interest in the form required by the Security Agreement as are necessary, in the Collateral Agent’s sole discretion, to perfect the Collateral Agent’s security interest in the intellectual property of the Loan Parties.
(e) Evidence of Insurance. Receipt by the Administrative Agent of certificates of insurance of the Loan Parties evidencing general liability and property insurance meeting the requirements set forth in the Loan Documents, including, but not limited to, naming the Collateral Agent as additional insured (in the case of general liability insurance) or lender’s loss payee for claims in excess of $10,000,000 (in the case of property insurance) on behalf of the Lenders.

(f) Closing Certificate. Receipt by the Administrative Agent of a certificate signed by a Responsible Officer of AWI certifying that (i) the representations and warranties in Article VI are true and correct in all material respects and (ii) no Default or Event of Default shall exist immediately after giving effect to the Credit Extensions on the Closing Date.
(g) Fees. Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date.
(h) Attorney Costs. Unless waived by the Administrative Agent, the Borrowers shall have paid all Attorney Costs for the Administrative Agent), to the extent invoiced prior to or on the Closing Date, plus such additional Attorney Costs for the Administrative Agent as shall constitute its reasonable estimate of such costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent).
Without limiting the generality of the provisions of Section 10.04, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
5.02 Conditions to all Credit Extensions.
The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:
(a) The representations and warranties of AWI and each other Loan Party contained in Article VI or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.
(b) No Default shall exist, or would result from such proposed Credit Extension.
(c) The Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof (other than with respect to the Existing Letters of Credit).
Each Request for Credit Extension submitted by the Applicable Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES
AWI represents and warrants to the Administrative Agent and the Lenders that:
6.01 Existence, Qualification and Power.
Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.02 Authorization; No Contravention.
The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law (including, without limitation, Regulation U or Regulation X issued by the FRB); except in each case referred to in clause (b) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.03 Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) those that have already been obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.
6.04 Binding Effect.
This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.
6.05 Financial Statements; No Material Adverse Effect.
(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of AWI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of AWI and its Subsidiaries as of the date thereof, including liabilities for taxes, commitments and Indebtedness, to the extent required to be shown thereon under GAAP.

(b) The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of AWI and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of AWI and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, to the extent required to be shown thereon under GAAP.
(c) From the date of the Audited Financial Statements to and including the Closing Date, there has been no Disposition by AWI or any Subsidiary, or any Involuntary Disposition, of any material part of the business or Property of AWI and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of AWI and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.
(d) The financial statements delivered pursuant to Section 7.01(a) and (b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Section 7.01(a) and (b)) and present fairly (on the basis disclosed in the footnotes to such financial statements) the consolidated financial condition, results of operations and cash flows of AWI and its Subsidiaries as of such date and for such periods.
(e) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
6.06 Litigation.
There are no actions, suits, proceedings, investigations, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrowers or any of their respective Subsidiaries or against any of their properties or revenues that could reasonably be expected to have a Material Adverse Effect.
6.07 No Default.
(a) Neither AWI nor any Subsidiary is in default under or with respect to any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
(b) No Default has occurred and is continuing.
6.08 Ownership of Property; Liens.
Each of AWI and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of AWI and its Subsidiaries is subject to no Liens, other than Permitted Liens.

6.09 Environmental Compliance.
Except as could not reasonably be expected to have a Material Adverse Effect:
(a) Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
(b) None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of Environmental Laws.
(c) Neither AWI nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(d) Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf AWI or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which AWI or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to AWI, any Subsidiary, the Facilities or the Businesses.
(f) There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including, without limitation, disposal) of AWI or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
6.10 Insurance.
The properties of AWI and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of AWI, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where AWI or the applicable Subsidiary operates. The insurance coverage of the Loan Parties as in effect on the Closing Date is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 6.10.

6.11 Taxes.
AWI and its Subsidiaries have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. There is no proposed tax assessment against AWI or any Subsidiary that would, if made, have a Material Adverse Effect.
6.12 ERISA Compliance.
(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except non-compliance that has not resulted or could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification and has resulted or could reasonably be expected to result in a Material Adverse Effect. Each Loan Party and each ERISA Affiliate have timely made all required contributions to each Pension Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(b) There are no pending or, to the best knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Pension Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) (i) No ERISA Event has occurred since the Closing Date or is reasonably expected to occur which has resulted or could reasonably be expected to result in a Material Adverse Effect; (ii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA) which has resulted or could reasonably be expected to result in a Material Adverse Effect; and (iii) no Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, which has resulted or could reasonably be expected to result in a Material Adverse Effect.
6.13 Subsidiaries.
Set forth on Schedule 6.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (i) jurisdiction of formation, (ii) with respect to the Loan Parties only, the number of shares of each class of Capital Stock outstanding, (iii) percentage of outstanding shares of each class owned (directly or indirectly) by AWI or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto. The outstanding Capital Stock of each Subsidiary is validly issued, fully paid and non-assessable.

6.14 Margin Regulations; Investment Company Act.
(a) The Borrowers are not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.
(b) None of the Borrowers, any Person Controlling the Borrowers, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
6.15 Disclosure.
AWI has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished in writing by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, AWI represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
6.16 Compliance with Laws; OFAC; PATRIOT Act, Etc.
(a) Each of AWI and each Subsidiary is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
(b) No Loan Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.
(c) Each Loan Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.
(d) No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

6.17 Intellectual Property; Licenses, Etc.
AWI and its Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that, to the knowledge of the Responsible Officers of the Loan Parties, are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 6.17 is a list of all material IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date. Except for such claims and infringements that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by the Borrowers or any Subsidiary or the granting of a right or a license in respect of any IP Rights from the Borrowers or any Subsidiary does not infringe on the rights of any Person. As of the Closing Date, none of the material IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 6.17.
6.18 Solvency.
The Loan Parties are Solvent on a consolidated basis.
6.19 Perfection of Security Interests in the Collateral.
(a) The Security Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal and valid security interest in the Collateral identified therein, and, when Uniform Commercial Code financing statements (or other appropriate notices) in appropriate form are duly filed at the office of the secretary of state of the jurisdiction of incorporation or organization of each Loan Party, the Security Agreement shall create a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Lien other than Permitted Liens to the extent such security interest can be perfected by filing under the Uniform Commercial Code.
(b) Each of the Pledge Agreements is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the secured obligations identified therein, a legal and valid security interest in the Collateral identified therein, and each such Pledge Agreement shall create a fully perfected first priority Lien on, and security interest in, all right, title and interest of the pledgors thereunder in such Collateral, in each case prior and superior in right to any other Lien (i) with respect to any such Collateral that is a “security” (as such term is defined in the Uniform Commercial Code) and is evidenced by a certificate, when such Collateral is delivered to the Collateral Agent with duly executed stock powers with respect thereto, (ii) with respect to any such Collateral that is a “security” (as such term is defined in the Uniform Commercial Code) but is not evidenced by a certificate, when Uniform Commercial Code financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor or when “control” (as such term is defined in the Uniform Commercial Code) is established by the Collateral Agent over such interests in accordance with the provision of Section 8-106 of the Uniform Commercial Code, or any successor provision, and (iii) with respect to any such Collateral that is not a “security” (as such term is defined in the Uniform Commercial Code), when Uniform Commercial Code financing statements in appropriate form are filed in the appropriate filing offices in the jurisdiction of organization of the pledgor to the extent such security interest can be perfected by filing under the Uniform Commercial Code.

(c) Each of the Mortgages, when executed, will be effective to create a legal, valid and enforceable lien on and security interest in the Mortgaged Properties in conformity with applicable Law in favor of the Collateral Agent, for the benefit of the holders of the secured obligations identified therein, except to the extent that enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or in law) and, when the Mortgages and UCC financing statements (or other appropriate notices) in appropriate form have been filed at the locations identified in the respective Mortgages, an effective Lien on and a perfected security interest will have been created in all rights of the grantors in the Mortgaged Properties, subject only to Permitted Liens.
6.20 Business Locations.
(a) Set forth on (i) Schedule 6.20(a)(i) is the exact legal name, jurisdiction of organization, chief executive office and organizational identification number of each Loan Party as of the Closing Date and (ii) Schedule 6.20(a)(ii) is a true, correct and complete list of the real properties owned as of the Closing Date by AWI or any Material Domestic Subsidiary with an individual net book value in excess of $5 million.
(b) Except as set forth on Schedule 6.20(b), no Loan Party has during the four (4) months preceding the Closing Date (i) changed its legal name, (ii) changed its state of formation, or (iii) been party to a merger, consolidation or other change in structure.
6.21 Labor Matters.
Except as set forth on Schedule 6.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of AWI or any Subsidiary as of the Closing Date. Neither AWI nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years that could reasonably be expected to have a Material Adverse Effect.
ARTICLE VII
AFFIRMATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, AWI shall and shall cause each Subsidiary (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) to:
7.01 Financial Statements.
Deliver to the Administrative Agent and each Lender:
(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year of AWI, a consolidated balance sheet of AWI and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of KPMG LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of AWI, a consolidated balance sheet of AWI and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of AWI’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of AWI as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of AWI and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(c), the Borrowers shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrowers to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.
7.02 Certificates; Other Information.
Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:
(a) (a) (i) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of AWI (which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication, including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (ii) concurrently with the delivery of the financial statements referred to in Section 7.01(a), an updated list of domestic real property with a net book value in excess of $5,000,000 for purposes of Section 7.14(d);
(b) beginning with the fiscal year ending December 31, 2011, an annual business plan and budget of AWI and it Subsidiaries containing, among other things, pro forma financial statements for the fiscal year, when and as available, but in any event within ninety (90) days after the beginning of the fiscal year;
(c) promptly after any request by the Administrative Agent or any Lender through the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of AWI by independent accountants in connection with the accounts or books of AWI or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, (i) copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of AWI, and copies of all annual, regular, periodic and special reports and registration statements which AWI may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by AWI or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto and (ii) upon the request of the Administrative Agent, all reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters;
(e) promptly after any reasonable request of the Administrative Agent, a listing of (i) all applications, if any, for material Copyrights, Patents or Trademarks (each such term as defined in the Security Agreement) made by any Loan Party and (ii) all issuances of registrations or letters on existing applications for material Copyrights, Patents and Trademarks (each such term as defined in the Security Agreement) received by any Loan Party, in each case, after the Closing Date or any such later request by the Administrative Agent; and
(f) promptly, such additional information regarding the business, financial or corporate affairs of AWI or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which AWI posts such documents, or provides a link thereto on AWI’s website on the Internet at the website address listed on Schedule 11.02; (ii) on which such documents are posted on AWI’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (iii) on which such documents are filed with the SEC on EDGAR. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above.
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to AWI or its securities) (each, a “Public Lender”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to AWI or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the Borrowers shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

7.03 Notices.
(a) Promptly (and in any event, within two Business Days) notify the Administrative Agent and each Lender of the occurrence of any Default.
(b) Promptly notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) Promptly notify the Administrative Agent and each Lender of the occurrence of any ERISA Event.
(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by AWI or any Subsidiary.
(e) Promptly notify the Administrative Agent and each Lender of any change in the Debt Ratings or Corporate Ratings or the fact that such ratings are no longer being publicly announced by S&P or Moody’s.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of AWI setting forth details of the occurrence referred to therein and stating what action AWI has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
7.04 Payment of Obligations.
Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by AWI or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except in each case to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
7.05 Preservation of Existence, Etc.
(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05.
(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c) Take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(d) Preserve or renew all of its material registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.
(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.
(b) Make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.
7.07 Maintenance of Insurance.
Maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies not Affiliates of AWI, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where AWI or the applicable Subsidiary operate. The Collateral Agent shall be named as lender’s loss payee, with respect to property insurance, and as additional insured, with respect to general liability insurance.
7.08 Compliance with Laws.
Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
7.09 Books and Records.
(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of AWI or such Subsidiary, as the case may be.
(b) Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over AWI or such Subsidiary, as the case may be.
7.10 Inspection Rights.
(a) Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers.

7.11 Use of Proceeds.
Use the proceeds of the Credit Extensions (a) to finance the Special Dividend, (b) to refinance existing indebtedness, including indebtedness under the Existing Credit Agreement and (c) to finance working capital, capital expenditures and other lawful corporate purposes; provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
7.12 Additional Subsidiaries.
(a) Material Domestic Subsidiaries. Cause each wholly-owned Material Domestic Subsidiary to become a Guarantor hereunder promptly, but in any event within forty-five (45) days of the Subsidiary becoming a Material Domestic Subsidiary, by execution and delivery of a Guaranty Joinder Agreement or such other documents as the Administrative Agent may deem appropriate for such purpose, together with certified copies of resolutions and Organization Documents and favorable opinions of counsel (including, among other things, due authorization, execution, delivery, and enforceability of the Guaranty Joinder Agreement and related documents), all in form, scope and substance reasonably satisfactory to the Administrative Agent.
(b) Other Domestic Subsidiaries. In addition, cause each Domestic Subsidiary that gives a Guarantee in respect of any Public Notes to become a Guarantor hereunder promptly, but within thirty (30) days of the Subsidiary giving such a Guarantee, by execution and delivery of a Guaranty Joinder Agreement or such other documents as the Administrative Agent may deem appropriate for such purpose, together with certified copies of resolutions and Organization Documents and favorable opinions of counsel (including, among other things, due authorization, execution, delivery, and enforceability of the Guaranty Joinder Agreement and related documents), all in form, scope and substance reasonably satisfactory to the Administrative Agent.
7.13 ERISA Compliance.
Cause, and cause each of its ERISA Affiliates to cause, each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification, and make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code, except where the failure to do so would not result in a Material Adverse Effect.
7.14 Pledged Assets.
(a) Capital Stock of Material Domestic Subsidiaries. Pledge all of the issued and outstanding Capital Stock owned by it of each Loan Party’s Material Domestic Subsidiaries promptly, but in any event within forty-five (45) days of the formation or acquisition thereof, in each case pursuant to a Pledge Agreement or Collateral Joinder Agreement reasonably acceptable to the Administrative Agent, together with such filings and deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel relating thereto, all in form, scope and substance reasonably satisfactory to the Administrative Agent.
(b) Capital Stock of Material First-Tier Foreign Subsidiaries. Pledge all of the issued and outstanding Capital Stock owned by it of each Material First-Tier Foreign Subsidiary but in no event more than 65% of the issued and outstanding Capital Stock promptly, but in any event within ninety (90) days of such Subsidiary becoming a Material First-Tier Foreign Subsidiary, pursuant to a Pledge Agreement or Collateral Joinder Agreement reasonably acceptable to the Administrative Agent, together with such filings and deliveries necessary or appropriate to perfect the security interests therein, and opinions of counsel (including, among other things, opinions regarding execution, notarization and recordation of local pledge agreements, parallel debt agreements and such other acts necessary or appropriate to give effect to the pledge under local law) relating thereto, all in form, scope and substance reasonably satisfactory to the Administrative Agent; provided that in each such case the Administrative Agent will, in consultation with the Borrowers, do an analysis of the relative benefits associated with the prospective pledge and where, in its reasonable discretion, the Administrative Agent shall make a determination, taking into account local custom and practice, that the costs, circumstances and requirements under local law associated with the pledge out-weigh the relative benefits of the pledge, then in any such case local pledge agreements (and related local law requirements) will not be required.

(c) Domestic Personal Property. Grant a security interest in all of each Loan Party’s personal property (other than Excluded Property). In connection with any grant of security interest under this subsection, the Loan Parties will deliver to the Administrative Agent promptly, but in any event within thirty (30) days (with extensions as deemed necessary by the Administrative Agent) (i) a security agreement or Collateral Joinder Agreement in form and substance reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (ii) notices of grant of security interest in respect of material intellectual property with the United States Copyright Office or the United States Patent and Trademark Office reasonably satisfactory to the Administrative Agent, executed in multiple counterparts, (iii) such opinions of counsel as the Administrative Agent may deem necessary or appropriate, in form and substance reasonably satisfactory to the Administrative Agent, (iv) evidence of property insurance (consistent with the requirements for insurance hereunder) showing the Collateral Agent as lender’s loss payee (if insurance is provided by a commercial insurer), and (v) such other filings and deliveries as may be necessary or appropriate as determined by the Administrative Agent in its reasonable discretion.
(d) Material Domestic Real Property. Grant a mortgage lien on and security interest in all of each Loan Party’s Material Domestic Real Property on Schedule 6.20(a)(ii) as provided in Section 7.15(a) and, after the Closing Date, additional Material Domestic Real Property from time to time on request of the Administrative Agent. In connection therewith, the Loan Parties will deliver to the Collateral Agent promptly, but in any event within 120 days of any such request (other than properties subject to the provisions of Section 7.15(a) below which will be subject to the provisions thereof), mortgage instruments on the Material Domestic Real Property in form and substance reasonably satisfactory to the Collateral Agent, executed and notarized in multiple counterparts, filed in appropriate jurisdictions to provide a first priority lien on the subject property, together with such local counsel opinions, surveys, title insurance policies, flood hazard certifications, evidence of property and casualty insurance coverage and other items as the Collateral Agent may reasonably require in connection therewith. Existing surveys and appraisals will, generally speaking, be accepted and updated surveys and appraisals will not generally be required.
(e) Scope of Secured Obligations. The security interests granted under this Section 7.14 will ratably secure the Obligations hereunder (including obligations under Swap Contracts between a Loan Party and a Lender or its affiliates to the extent permitted hereunder and obligations under Treasury Management Agreements between a Loan Party and a Lender or its affiliates).
7.15 Further Assurances. The Borrowers will provide or cause to be provided, the following:
(a) Mortgage Liens. Within 120 days of the Closing Date (with extensions as deemed necessary by the Collateral Agent), mortgage instruments on the Material Domestic Real Property listed in Schedule 6.20(a)(ii) in form and substance reasonably satisfactory to the Collateral Agent, executed and notarized in multiple counterparts, filed in appropriate jurisdictions to provide a first priority lien on the subject property, together with such local counsel opinions, surveys, title insurance policies, flood hazard certifications, evidence of property and casualty insurance coverage and other items as the Collateral Agent may reasonably require in connection therewith. Existing surveys and appraisals will, as a general matter, be accepted and updated surveys and appraisals will not be required.

(b) Material First-Tier Foreign Subsidiaries. Within 30 days of the Closing Date (with extensions as deemed necessary by the Collateral Agent), AWI will pledge, or cause to be pledged, the Capital Stock of those of its Material First-Tier Foreign Subsidiaries that have not already been pledged by the Closing Date in accordance with the provisions of Section 7.14(b), including local pledge agreements and related instruments, where necessary or appropriate under local law, and together with opinions of local counsel relating thereto, in form and substance reasonably acceptable to the Administrative Agent.
ARTICLE VIII
NEGATIVE COVENANTS
So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, AWI shall not, nor shall it permit any Subsidiary to, directly or indirectly:
8.01 Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a) Liens securing the Obligations hereunder, including cash collateral and other Adequate Assurance pledged to the L/C Issuer and the Swing Line Lender to secure obligations of Defaulting Lenders as provided in Section 2.14;
(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);
(c) Liens for taxes, assessments or governmental charges or levies that are not yet due for a period of more than thirty (30) days and are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business,
(e) (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, and (ii) pledges and deposits of cash in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to AWI or any Subsidiary;

(f) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;
(g) easements, rights-of-way, restrictions (including zoning restrictions), encroachments, protrusions and other similar encumbrances and minor title defects affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the applicable Person, taken as a whole;
(h) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) that do not result in an Event of Default under Section 9.01(h);
(i) Liens securing Indebtedness permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property subject to such Lien and (iii) such Liens attach to such Property concurrently with or within two hundred seventy (270) days after the acquisition, construction, replacement, repair or improvement thereof;
(j) leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of AWI or any of its Subsidiaries, taken as a whole;
(k) any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases or licenses entered into by AWI or any Subsidiary in the ordinary course of business;
(l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 8.02;
(m) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;
(n) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of setoff) and which are within the general parameters customary in the banking industry;
(o) Liens (i) of sellers of goods to AWI and any of its Subsidiaries arising under Article 2 of the Uniform Commercial Code or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses and (ii) on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(q) Liens on property or assets acquired in connection with a Permitted Acquisition, provided that (i) the indebtedness secured by such Liens is permitted under Section 8.03, and (ii) the Liens are not incurred in connection with, or in contemplation or anticipation of, the acquisition and do not attach or extend to any other property or assets;
(r) Liens on Securitization Receivables sold, contributed, financed or otherwise conveyed or pledged in connection with a Securitization Transaction permitted pursuant to Section 8.03(j);
(s) Liens securing Indebtedness or other obligations of (i) any Subsidiary in favor of any Loan Party and (ii) any Subsidiary that is not a Loan Party in favor of any other Subsidiary; provided that any such Lien shall be expressly junior in priority to the Liens granted to the secure the Obligations and all documentation therefor shall be in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent ;
(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by AWI or any Subsidiary in the ordinary course of business;
(u) Liens deemed to exist in connection with Investments in repurchase agreements and reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;
(v) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of AWI or its Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of AWI and the Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of AWI or any of the Subsidiaries in the ordinary course of business;
(w) Liens solely on any cash earnest money deposits made by AWI or any of the Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
(x) ground leases or subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by AWI or any of its Subsidiaries are located;
(y) Liens arising from precautionary Uniform Commercial Code financing statements or similar filings (or equivalent filings, registrations or agreements in foreign jurisdictions);
(z) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of AWI and the Subsidiaries, taken as a whole;
(bb) [Intentionally Omitted];
(cc) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 8.02 to be applied against the purchase price for such Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 8.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;
(dd) Liens arising in the ordinary course of business to secure accounts payable or similar trade obligations of AWI or any Subsidiary not constituting Indebtedness;
(ee) Liens deemed to exist by reason of (i) any encumbrance or restriction (including put and call arrangements) with respect to the Capital Stock and Capital Stock Equivalents of any joint venture or similar agreement pursuant to any joint venture or similar arrangement or (ii) any encumbrance or restriction imposed under any contract for the sale by AWI or any Subsidiary of the Capital Stock and Capital Stock Equivalents of any Subsidiary, or any business unit or division of AWI or any Subsidiary permitted under this Agreement; provided that in each case such Liens shall extend only to the relevant Capital Stock and Capital Stock Equivalents;
(ff) the modification, replacement, renewal or extension of any Lien permitted of this Section 8.01; provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 8.03(e), and (B) proceeds and products thereof, and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 8.03;
(gg) liens on property of Foreign Subsidiaries of AWI securing Indebtedness of Foreign Subsidiaries permitted under Section 8.03(s); and
(hh) other Liens not described above, provided that such Liens do not secure obligations in excess of an amount equal to the greater of (i) one percent (1.0%) of Consolidated Total Assets or (ii) $25,000,000, at any one time outstanding.
8.02 Investments.
Make any Investments, except:
(a) Investments held by the Borrowers or such Subsidiary in the form of cash or Cash Equivalents;
(b) Investments existing as of the Closing Date and set forth in Schedule 8.02;
(c) Investments (i) in any Person that is a Loan Party, (ii) by AWI and its wholly-owned Domestic Subsidiaries in and to AWI and its wholly-owned Domestic Subsidiaries (iii) by any Domestic Subsidiary that is not a Guarantor or any Foreign Subsidiary in AWI or any Subsidiary, foreign or domestic, and (iv) by any Loan Party in and to any Domestic Subsidiary that is not a Guarantor, any Foreign Subsidiary or any joint venture to the extent permitted by Section 8.02(g);

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(e) Guarantees permitted by Section 8.03;
(f) Permitted Acquisitions;
(g) Investments made after the Closing Date in Domestic Subsidiaries that are not Guarantors, Foreign Subsidiaries and joint ventures, provided that the aggregate amount of all such Investments made by Loan Parties pursuant to this clause (g) shall not exceed an amount equal to the greater of (A) the sum of (i) ten percent (10%) of Consolidated Total Assets, plus (ii) the aggregate amount of dividends and distributions made by any Domestic Subsidiary that is not a Guarantor, Foreign Subsidiary or joint venture to AWI or any of its wholly-owned Domestic Subsidiaries after the Closing Date, or (B) $300,000,000;
(h) to the extent not prohibited by applicable Law, loans or advances to officers, directors and employees of AWI and its Subsidiaries made in the ordinary course of business, (i) for travel, entertainment, relocation and other ordinary business purposes, (ii) so long as no Default or Event of Default has occurred and is continuing, in connection with such Person’s purchase of Capital Stock and Capital Stock Equivalents of AWI in an aggregate principal amount not to exceed $10,000,000 and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding at any time under this clause (iii) not to exceed $5,000,000;
(i) Investments by Foreign Subsidiaries in AWI and any of its Subsidiaries (including other Foreign Subsidiaries);
(j) Investments made as part of Securitization Transaction permitted pursuant to Section 8.03(j);
(k) Investments representing non-cash consideration received in connection with any Disposition permitted hereunder;
(l) Investments (i) with all or any portion of the net cash proceeds from the sale of the cabinets business or the European flooring business in one or more joint ventures and (ii) by any Foreign Subsidiaries in any joint venture outside of the United States;
(m) Investments in Swap Contracts permitted under Section 8.03;
(n) Investments (including debt obligations, Capital Stock and Capital Stock Equivalents) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(o) advances of payroll payments to employees in the ordinary course of business;
(p) Investments to the extent that payment for such Investments is made solely with Capital Stock and Capital Stock Equivalents of AWI;
(q) Investments made to repurchase or retire Capital Stock and Capital Stock Equivalents of AWI owned by any employee stock ownership plan or key employee stock ownership plan of AWI;
(r) other Investments in the aggregate at any time (on a cost basis, but net of principal returns) not to exceed an amount equal to the sum of (i) $100,000,000, plus (ii) fifty percent (50%) of cumulative Consolidated Excess Cash Flow from October 1, 2010, minus (iii) the aggregate amount of Restricted Payments (other than the Special Dividend) made after the Closing Date in excess of $25,000,000; provided that after giving effect thereto in any such case, AWI and its Domestic Subsidiaries will have minimum Liquidity of not less than $50,000,000; and
(s) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 8.01, 8.03, 8.04, 8.05 and 8.06, respectively.
8.03 Indebtedness.
Create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness under the Loan Documents;
(b) Indebtedness of AWI and its Subsidiaries existing on the date hereof and listed on Schedule 8.03 (and renewals, refinancings and extensions thereof on terms and conditions not materially less favorable to the applicable debtor(s) or at then prevailing market terms);
(c) intercompany Indebtedness among AWI and its Subsidiaries to the extent permitted under Section 8.02; provided that, if secured, any such Indebtedness shall be expressly subordinated in right of payment to the Obligations, and if evidenced by an intercompany note, such note shall be pledged to the Collateral Agent to secure the Obligations;
(d) obligations (contingent or otherwise) of AWI or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;
(e) purchase money Indebtedness (including obligations in respect of Capital Leases or Synthetic Leases) hereafter incurred by AWI or any of its Subsidiaries to finance the purchase, acquisition, construction, repair, replacement or improvement of fixed or capital assets, and renewals, refinancings and extensions thereof, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) at the time of and immediately after giving effect to such incurrence, AWI will be in compliance with the financial covenants in Section 8.11 on a Pro Forma Basis;

(f) unsecured Indebtedness evidenced by recovery zone facility bonds issued in connection with the mineral wool plant located in West Virginia in an aggregate principal amount not to exceed $35,000,000;
(g) other unsecured Indebtedness of the Borrowers, provided that (i) the final maturity date for such Indebtedness is at least 91 days beyond the final maturity date for any Term Loan hereunder and an average weighted life-to-maturity from the date of issuance not less than the remaining average weighted life-to-maturity for the any Term Loan hereunder, (ii) such Indebtedness will be issued on terms not more onerous that the terms hereof, (iii) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (iv) the Borrowers will be in compliance with the financial covenants under Section 8.11 after giving effect thereto on Pro Forma Basis and (v) the Borrowers shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;
(h) Indebtedness acquired or assumed pursuant to a Permitted Acquisition, including such Indebtedness that was incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition, provided that (i) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (ii) the Borrowers will be in compliance with the financial covenants under Section 8.11 after giving effect thereto on Pro Forma Basis and (iii) the Borrowers shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;
(i) Indebtedness arising under any performance, bid, appeal or surety bond or under any performance or completion guarantee or similar obligations entered into in the ordinary course of business;
(j) Securitization Indebtedness in an aggregate principal amount not to exceed $150,000,000;
(k) Indebtedness to current or former officers, directors, managers, consultants and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Capital Stock and Capital Stock Equivalents of AWI or its Subsidiaries permitted by Section 8.06;
(l) Indebtedness incurred by AWI or any of its Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in each case to the extent constituting indemnification obligations or obligations in respect of purchase price (including earn-outs) or other similar adjustments;
(m) obligations under any Treasury Management Agreement and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements in the ordinary course of business;

(n) Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(o) Indebtedness incurred by AWI or any Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, provided that upon the drawing of such letter of credit, the reimbursement of obligations in respect of bankers’ acceptances and the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing, reimbursement obligation or incurrence;
(p) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above and (q) through (t) below;
(q) Indebtedness incurred in the ordinary course of business in respect of obligations of AWI or any Subsidiary consisting of the deferred purchase price of goods or services or progress payments in connection with such goods and services;
(r) Indebtedness under a Sale and Leaseback Transaction of AWI’s corporate headquarters in Lancaster, Pennsylvania;
(s) Indebtedness of Foreign Subsidiaries of AWI in an aggregate amount not in excess of five percent (5.0%) of Consolidated Foreign Assets; and
(t) Guarantees with respect to Indebtedness permitted under this Section 8.03.
8.04 Fundamental Changes.
Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided that, notwithstanding the foregoing provisions of this Section 8.04 but subject to the terms of Sections 7.12 and 7.14, (a) a Borrower may merge or consolidate with any of its Subsidiaries provided that, in the case of AWI, AWI shall be the continuing or surviving corporation, (b) subject to the proviso in clause (a), any Loan Party may merge or consolidate with any other Loan Party, (c) any Foreign Subsidiary may be merged or consolidated with or into any Loan Party provided that such Loan Party shall be the continuing or surviving corporation, (d) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary, (e) AWI or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such Permitted Acquisition involves AWI, AWI shall be the continuing or surviving corporation, (f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not have a Material Adverse Effect, (g) any Loan Party and any Subsidiary may make any Permitted Investments and (h) any Loan Party and any Subsidiary may make any Disposition permitted under Section 8.05.

8.05 Dispositions.
Make any Disposition (other than an Involuntary Disposition) other than the following:
(a) Permitted Dispositions;
(b) any Disposition (i) for which the total consideration shall be in an amount not less than the fair market value of the Property disposed of, (ii) that does not involve a sale or other disposition of receivables other than in connection with a Securitization Transaction permitted pursuant to Section 8.03(j) or receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 8.05, and (iii) for which the aggregate net book value of all of the assets sold or otherwise disposed of by AWI and its Subsidiaries in such Disposition, taken together with all other Dispositions (other than Involuntary Dispositions and the Disposition(s) set forth in clause (a) above) in any fiscal year of AWI shall not exceed an amount equal to fifteen percent (15%) of the total assets of AWI and its Subsidiaries on a consolidated basis determined in accordance with GAAP as of the last day of the fiscal quarter immediately preceding the date of determination; and
(c) Dispositions permitted by Sections 8.02, 8.04, 8.06 and Liens permitted by Section 8.01.
8.06 Restricted Payments.
Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:
(a) each Subsidiary may make Restricted Payments (directly or indirectly) to its parent or to any Loan Party (and, in the case of a Restricted Payment by a non-wholly-owned Subsidiary, to each owner of Capital Stock in such Subsidiary on a pro rata basis based on such owner’s respective ownership interests);
(b) AWI and each Subsidiary may (i) declare and make dividend payments or other distributions payable solely in the Capital Stock of such Person or (ii) redeem in whole or in part any of its Capital Stock for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from substantially concurrent equity contributions or issuances of new Capital Stock;
(c) to the extent constituting Restricted Payments, AWI and the Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 8.02, 8.03, 8.04, 8.05, or 8.08;
(d) repurchases of Capital Stock in AWI deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants;
(e) AWI may pay for the repurchase, retirement or other acquisition or retirement for value of Capital Stock of AWI by any future, present or former employee, director or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of AWI or any Subsidiary so long as such purchase is pursuant to and in accordance with the terms of any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director or consultant of AWI or any Subsidiary;

(f) AWI or any of the Subsidiaries may (a) pay cash in lieu of fractional equity interests in connection with any dividend, split or combination thereof or any Permitted Acquisition and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;
(g) the Special Dividend up to $825,000,000; provided that the dividend is declared and paid on or before March 31, 2011; and
(h) AWI may declare and make other Restricted Payments on and after the Closing Date in an aggregate amount not to exceed an amount equal to the sum of (i) $25,000,000, plus (ii) fifty percent (50%) of cumulative Consolidated Excess Cash Flow from October 1, 2010, minus (iii) the aggregate amount of Investments made under Section 8.02(r) in excess of $100,000,000; provided that (A) no Default or Event of Default shall exist immediately before or immediately after giving effect thereto, (B) the Borrowers will be in compliance with the financial covenants under Section 8.11 after giving effect thereto, (C) AWI and its Domestic Subsidiaries will have Liquidity of at least $50,000,000 after giving effect thereto, and (D) AWI shall deliver to the Administrative Agent a compliance certificate confirming the foregoing, in form and detail reasonably satisfactory to the Administrative Agent;
provided, in each case, that payment of any dividend or distribution pursuant to this Section 8.06 may be made within sixty (60) days after the date of declaration thereof, if at the date of declaration (i) such payment would have complied with the provisions of this Agreement and (ii) no Event of Default occurred and was continuing.
8.07 Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by AWI and its Subsidiaries on the Closing Date or any business related, incidental, complementary or ancillary thereto or reasonable developments or extensions thereof.
8.08 Transactions with Affiliates.
Enter into or permit to exist any transaction or series of transactions with any Affiliate of such Person other than (a) advances of working capital to any Loan Party, (b) transactions among Loan Parties, (c) intercompany transactions expressly permitted by Section 8.02, Section 8.03, Section 8.04, Section 8.05 or Section 8.06, (d) transactions among AWI and its wholly-owned Domestic Subsidiaries and (e) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director or Affiliate.

8.09 Burdensome Agreements.
(a) Enter into, or permit to exist, any Contractual Obligation that (i) encumbers or restricts on the ability of any such Person to (A) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (B) pay any Indebtedness or other obligation owed to any Loan Party, or (C) make loans or advances to any Loan Party or (ii) prohibits or otherwise restricts the existence of any Lien upon the Property, whether now owned or hereafter acquired, of any Material Domestic Subsidiary in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations; provided that the foregoing clauses (i) and (ii) shall not apply to Contractual Obligations which:
(1) arise in connection with this Agreement, the other Loan Documents and any Public Indenture;
(2) arise pursuant to customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 8.05 pending the consummation of such sale;
(3) are customary restrictions on leases, subleases, licenses or sublicenses or sales otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;
(4) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under this Agreement;
(5) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(6) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(7) relate to cash or other deposits permitted under this Agreement;
(8) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 8.09) are listed on Schedule 8.09 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;
(9) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary;
(10) arise in connection with restrictions and conditions on any Foreign Subsidiary organized under the laws of the People’s Republic of China or any state or other political subdivision thereof;
(11) arise in connection with any document or instrument governing Indebtedness incurred pursuant to Sections 8.03(b), (d), (e), (f), (g), (h), (j), (m), (q), (r) or (s), provided that any such restriction contained therein relates only to the asset to which such Indebtedness is related;
(12) arise in connection with any Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 8.03; and
(13) impose (x) restrictions described in clause (i) above, but only to the extent that such restrictions do not materially adversely effect the consolidated cash position of the Borrowers and Guarantors or (y) restrictions described in clause (ii) above, but only to the extent that such restrictions do not materially adversely effect the value of the Collateral granted to secure the Obligations.

8.10 Use of Proceeds.
Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
8.11 Financial Covenants.
(a) Consolidated Net Interest Coverage Ratio. Permit the Consolidated Net Interest Coverage Ratio as of the end of any fiscal quarter of AWI to be less than 3.0:1.0.
(b) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of AWI to be greater than:

Maximum Consolidated
Fiscal Quarters Ending	Net Leverage Ratio
Closing Date through June 30, 2012	4.5:1.0
After June 30, 2012 through September 30, 2013	4.0:1.0
After September 30, 2013	3.75:1.0
8.12 Prepayment of Other Indebtedness, Etc.
If any Default has occurred and is continuing or shall exist immediately after giving effect thereto, make (or give any notice with respect thereto) any voluntary or optional payment or prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), refund, refinance or exchange of any Indebtedness of AWI or any Subsidiary (other than Indebtedness arising under the Loan Documents and Securitization Indebtedness).
8.13 Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity.
(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.
(b) Change its fiscal year.
(c) With respect to any Loan Party, without providing five days’ prior written notice to the Administrative Agent, change its name, state of formation or form of organization.

ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES
9.01 Events of Default.
Any of the following shall constitute an Event of Default:
(a) Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five Business Days after written notice thereof to the defaulting party by the Administrative Agent of the same becoming due, any other amount payable hereunder or under any other Loan Document; or
(b) Specific Covenants. AWI fails to perform or observe any term, covenant or agreement contained in any of Section 7.05, 7.11 or Article VIII; or
(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after written notice to the defaulting party by the Administrative Agent; or
(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of either of the Borrowers or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e) Cross-Default. (i) Either of the Borrowers or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder, Indebtedness under Swap Contracts and Securitization Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded (other than an event which permits the Loans hereunder to be prepaid prior to or as an alternative to the purchase, payment, defeasance or redemption of such Indebtedness and, in any such case, the Loans hereunder are prepaid prior thereto); (ii) there occurs under any Swap Contract an early termination resulting from resulting from any default by a Borrower or any Subsidiary under such Swap Contract and the Swap Termination Value owed by such Borrower or such Subsidiary as a result thereof is greater than $50,000,000; or (iii) there occurs under any Securitization Transaction a termination event, event of default, amortization event or other event, in each case solely resulting from the failure by a Securitization Subsidiary to pay interest or principal in respect of Securitization Indebtedness owed to any Person (other than the Borrowers or any Affiliate thereof) when due, the effect of such failure is to cause, or permit the holder or holders of such Securitization Indebtedness to cause, with the giving of notice if required, Securitization Indebtedness of more than $50,000,000 to become due or to become required to be prepaid (in whole or in part) prior to its stated maturity; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g) Inability to Pay Debts; Attachment. (i) Either of the Borrowers or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h) Judgments. There is entered against either of the Borrowers or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $50,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of either of the Borrowers under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $50,000,000, or (ii) either of the Borrowers or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $50,000,000; or
(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a) declare the commitment of each Lender to make Loans and any obligation of an L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;
(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;
(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and
(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, the obligation of each Lender to make Loans and any obligation of each L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
9.03 Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Third held by them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, (b) payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, to the extent such Swap Contract is permitted by Section 8.03(d), (c) payments of amounts due under any Treasury Management Agreement between any Loan Party and any Lender, or any Affiliate of a Lender and (d) Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE X
ADMINISTRATIVE AGENT
10.01 Appointment and Authority.
(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in this Article X and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.
(c) The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
10.02 Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.05 Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.06 Resignation of Administrative Agent.
The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers (except if an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.
10.07 Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.08 No Other Duties; Etc.
Anything herein to the contrary notwithstanding, none of the Sole Lead Arranger, Book Manager, Syndication Agent, or Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
10.09 Administrative Agent May File Proofs of Claim.
In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.
10.10 Collateral and Guaranty Matters.
It is acknowledged that Subsidiaries will be automatically released from their guaranty obligations hereunder and from the security interests pledged by them under the Collateral Documents upon consummation of transactions permitted hereunder (including a merger, consolidation or liquidation or a permitted disposition) and Liens to secure Obligations hereunder will be automatically released upon sales, dispositions or other transfers by Loan Parties permitted hereunder. In the event that any action is required to evidence any such release, the Lenders irrevocably authorize the Administrative Agent and the Collateral Agent to take any such action, including,
(a) to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document (i) upon termination of all Commitments and payment in full of all Obligations arising under the Loan Documents (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is transferred or to be transferred as part of or in connection with any Disposition not prohibited hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;
(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary or a Guarantor as a result of a transaction permitted hereunder; and
(c) to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i).
Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10. In each case as specified in this Section 10.10, the Collateral Agent will, at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 10.10.

The Lenders irrevocably authorize the Administrative Agent and the Collateral Agent, in each case at its option and in its discretion, to secure obligations under Swap Contracts and Treasury Management Agreements between a Subsidiary that is not a Loan Party and a Lender or its Affiliate with the Collateral, to the same extent as if such obligations were Obligations.
ARTICLE XI
MISCELLANEOUS
11.01 Amendments, Etc.
(a) Except as expressly provided herein below, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrowers or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent on behalf of the Required Lenders upon receipt of a consent and direction letter from the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:
(i) no such amendment, waiver or consent shall be effective without the written consent of each Lender directly affected thereby (whose consent shall be sufficient therefor without the consent of the Required Lenders) where the effect would be to:
(A) extend the scheduled final maturity of any Loan of such Lender;
(B) waive, reduce or postpone any scheduled repayment (but not prepayment) in respect of such Lender’s Loans;
(C) reduce the rate of interest on any Loan or any fee payable hereunder or prepayment of any premium payable hereunder to such Lender, provided that for purposes hereof, neither the amendment or waiver of application of the Default Rate nor the amendment, modification or waiver of the financial covenants or the financial covenant definitions hereunder shall be considered to constitute a reduction in the rate of interest or fees, even if the effect thereof would be to reduce the rate of interest or fees otherwise payable hereunder;
(D) extend the time for payment of any interest or fees or prepayment premium owing to such Lender;
(E) reduce or forgive the principal amount of any Loan of such Lender or any reimbursement obligation in respect of any Letter of Credit (except by virtue of any waiver of a prepayment owing to such Lender);
(F) increase the Commitment of such Lender hereunder; provided that in no event shall an amendment, modification, termination, waiver or consent with respect to any mandatory prepayment, condition precedent, covenant, Default or Event of Default be considered an increase in Commitments and that an increase in the available portion of any Commitment of any Lender or any rescission of the acceleration of the Loans shall not constitute an increase in Commitments;

(G) amend, modify, terminate or waive any provision of, Section 9.03 or clause (a) of this Section 11.01 as to such Lender (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide protective provisions hereunder of substantially the type afforded those tranches and extensions of credit on the Closing Date and except for, solely in respect of clause (a) of this Section 11.01, technical amendments which do not adversely affect the rights of any Lender);
(H) change any provision of this Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (ii) the manner of application of payments or prepayments of principal, interest or fees, (iii) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (iv) the manner of reduction of Commitments and committed amounts, except that nothing contained herein shall limit (A) an “amend and extend” of some, but not all, of the Commitments under a credit facility hereunder and the establishment of differing interest rates or maturities in respect thereof, (B) a termination of Commitments held by a Defaulting Lender, (C) any changes resulting solely from increases or other changes in the aggregate amount of the Commitments permitted hereunder or otherwise approved pursuant to this Section 11.01 and to reflect the addition of any Loans or extension of credit permitted hereunder or (D) a purchase by the Borrowers at a discount of the loans and obligations hereunder as herein provided or otherwise on terms and conditions acceptable to the Required Lenders;
(I) amend the definition of “Required Lenders” or “Pro Rata Share” (except for technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date); or
(J) release all or substantially all of the Collateral, or release all or substantially all of the Guarantors from their guaranty obligations, except as expressly provided herein or in the other Loan Documents, or otherwise appropriate in connection with transactions permitted hereunder, provided that it is understood and agreed that additional tranches or additional extensions of credit established pursuant to the terms of this Agreement may be equally and ratably secured (or secured on a junior basis) by the Collateral securing the loans and obligations hereunder; and
(ii) unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall:
(A) waive any Default or Event of Default for purposes of Section 5.02 in respect of a Credit Extension under the Revolving Commitments;
(B) amend or waive any mandatory prepayment on the Revolving Obligations under Section 2.05(b)(i); or
(C) amend or waive the provisions of this Section 11.01(a)(ii) or the definition of “Required Revolving Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this Section 11.01(a)(ii), technical amendments which do not adversely affect the rights of the Revolving Lenders); or

(iii) unless also signed by the Required Term Loan A Lenders, no such amendment, waiver or consent shall:
(A) amend or waive any mandatory repayment on the Term Loan A under Section 2.07(c), or
(B) amend or waive the provisions of this Section 11.01(a)(iii) or the definition of “Required Term Loan A Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this Section 11.01(a)(iii), technical amendments which do not adversely affect the rights of the Term Loan A Lenders);
(iv) unless also signed by the Required Term Loan B Lenders, no such amendment, waiver or consent shall:
(A) amend or waive any mandatory repayment on the Term Loan B under Section 2.07(d), or
(B) amend or waive the provisions of this Section 11.01(a)(iv) or the definition of “Required Term Loan B Lenders” (except for, in each case, technical amendments with respect to the establishment of additional tranches or additional extensions of credit pursuant to this Agreement to provide for substantially the same kind of treatment afforded those tranches and extensions of credit on the Closing Date, and except for, solely in respect of this Section 11.01(a)(iv), technical amendments which do not adversely affect the rights of the Term Loan B Lenders);
(v) unless also consented to in writing by an L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;
(vi) unless also consented to in writing by the Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;
(vii) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and
(viii) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document;

and provided further that, notwithstanding anything to the contrary contained herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that
(A) the Revolving Commitment of a Defaulting Lender may not be increased or extended and the principal amount of the Loans or L/C Borrowings of the Defaulting Lender may not be reduced or forgiven, and
(B) the rate of interest for the Defaulting Lender may not be reduced (except as expressly provided in clause (a)(i)(C) above) in a way that would affect a Defaulting Lender more adversely than the other affected Lenders, without, in any such case, the consent of the Defaulting Lender,
(ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein, (iv) the Required Lenders may consent to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.
(b) For the avoidance of doubt and notwithstanding provisions to the contrary in this Section 11.01 or elsewhere in this Agreement, this Agreement may be amended (or amended and restated) with the written consent of the Loan Parties and the Administrative Agent for the purpose of including one or more Incremental Loan Facilities contemplated in Section 2.01(d)-(h), by (i) increasing the aggregate amount of Commitments under any of the respective facilities and (ii) adding one or more additional borrowing tranches hereunder and to provide for the ratable sharing of the benefits of this Agreement and the other Loan Documents with the other commitments and Obligations contemplated herein and therein.
11.02 Notices and Other Communications; Facsimile Copies.
(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i) if to the Borrowers, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrowers (on behalf of itself and the other Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, any L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United Sates Federal and state securities Laws, to make reference to Borrower Materials that are not available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers, except to the extent such losses, costs, expenses or liabilities resulted from the gross negligence or willful misconduct of the applicable Person. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.03 No Waiver; Cumulative Remedies.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
11.04 Expenses; Indemnity; Damage Waiver.
(a) Costs and Expenses. The Borrowers shall pay (i) on the date of the disbursements of Term Loan A and Term Loan B pursuant to Article II all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including Attorney Costs for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof, (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including Attorney Costs for the Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including Attorney Costs for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by either of the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by either of the Borrowers or any of their respective Subsidiaries, or any Environmental Liability related in any way to either of the Borrowers or any of their respective Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by either of the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by either of the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if either of the Borrowers or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).
(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, none of the Loan Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than fifteen (15) Business Days after demand therefor.
(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Collateral Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
11.05 Payments Set Aside.
To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.
11.06 Successors and Assigns.
(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment or Term Loan Commitment and the Revolving Loans or Term Loans, respectively, at the time owing to it under such facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of Revolving Commitments (and related Revolving Loans thereunder), or $2,500,000, in the case of any assignment in respect of Term Loan Commitments or Term Loans unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to rights in respect of the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and related Revolving Loans thereunder) and its Term Loan Commitments and/or Term Loans on a non-pro rata basis;
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A) the consent of the Borrowers (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Loan Commitment, Term Loan or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments (and related Revolving Loans thereunder).
(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.
(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, a Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.
In the event that any Lender sells a participation pursuant to this Section 11.06(d), such Lender shall maintain with respect to such participation, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), a register comparable to the Register (the “Participant Register”). Interests in the rights and/or obligations of a Lender under this Agreement may be participated in whole or in part only by registration of such participation on such Participant Register. If requested by the Administrative Agent or the Borrowers, such Lender shall make the Participant Register available to Administrative Agent or the Borrowers upon either (i) the exercise by a Participant of remedies hereunder or (ii) a request for the Register by the IRS.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.
(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a FRB or any central bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Commitment (and related Revolving Loans thereunder) pursuant to subsection (b) above, Bank of America may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
11.07 Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Affiliates’ respective partners, directors, officers, employees, agents, advisors, representatives and to any direct or indirect contractual counterparty (or such contractual counterparty’s professional advisor) under any swap agreement relating to Loans outstanding under this Agreement (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or in connection with any pledge or assignment permitted under Section 11.06(f); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Borrowers; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrowers; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from the Borrowers or any of their respective Subsidiaries relating to the Borrowers or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrowers or any Subsidiary; provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.08 Set-off.
In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is authorized at any time and from time to time, without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
11.09 Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
11.11 Integration.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent, the Collateral Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
11.12 Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.
11.13 Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
11.14 Replacement of Lenders.
If (i) any Lender requests compensation under Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 and, or (iv) any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d) such assignment does not conflict with applicable Laws; and
(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.14 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
11.15 Governing Law.
(a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

11.16 Waiver of Right to Trial by Jury.
EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.17 USA PATRIOT Act Notice.
Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act. The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

11.18 No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrowers and each other Loan Party acknowledge and agree, and acknowledges their respective Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers, and the Lenders are arm’s-length commercial transactions between the Borrowers, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrowers and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrowers and each other Loan Party are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrowers, any other Loan Party or any of their respective Affiliates, or any other Person and (B) none of the Administrative Agent, the Arrangers and the Lenders has any obligation to the Borrowers, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers, the other Loan Parties and their respective Affiliates, and none of the Administrative Agent, the Arrangers and the Lenders has any obligation to disclose any of such interests to the Borrowers, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrowers and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:	ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Vice President and Treasurer

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Treasurer

GUARANTORS:	ARMSTRONG REALTY GROUP, INC., a Pennsylvania corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Treasurer and Assistant Secretary

ARMSTRONG VENTURES, INC., a Delaware corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Assistant Treasurer

AWI LICENSING COMPANY, a Delaware corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Treasurer

ARMSTRONG HARDWOOD FLOORING COMPANY, a Tennessee corporation
	By:	/s/ Thomas J. Waters
		Name:	Thomas J. Waters
		Title:	Treasurer

PATRIOT FLOORING SUPPLY, INC., a Delaware corporation
By:	/s/ Thomas J. Waters
	Name:	Thomas J. Waters
	Title:	Vice President and Treasurer

HOMERWOOD HARDWOOD FLOORING COMPANY, a Delaware corporation
By:	/s/ Thomas J. Waters
	Name:	Thomas J. Waters
	Title:	Treasurer

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent
	By:	/s/ Kimberly D. Williams
		Name:	Kimberly D. Williams
		Title:	Vice President

BANK OF AMERICA, N.A.
By:	/s/ W. Thomas Barnett
	Name:	W. Thomas Barnett
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.
By:	/s/ Peter S. Predun
	Name:	Peter S. Predun
	Title:	Executive Director

BARCLAYS BANK PLC
By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

THE BANK OF NOVA SCOTIA
By:	/s/ Paula Czach
	Name:	Paula Czach
	Title:	Director, Execution Head

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
By:	/s/ David Cagle
	Name:	David Cagle
	Title:	Managing Director

By:	/s/ Brian Myers
	Name:	Brian Myers
	Title:	Managing Director

GOLDMAN SACHS BANK USA
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

MANUFACTURES AND TRADERS TRUST
By:	/s/ Paul R. Delmonte
	Name:	Paul R. Delmonte
	Title:	Assistant Vice President

CITIZENS BANK OF PENNSYLVANIA
By:	/s/ Leslie D. Broderick
	Name:	Leslie D. Broderick
	Title:	Senior Vice President

SUNTRUST BANK
By:	/s/ Tim O’Leary
	Name:	Tim O’Leary
	Title:	Managing Director

CITIBANK, N.A.
By:	/s/ Ben Eldredge
	Name:	Ben Eldredge
	Title:	Director

COMERCIA BANK
By:	/s/ Blake Arnett
	Name:	Blake Arnett
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Omayra Laucella
	Name:	Omayra Laucella
	Title:	Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS
By:	/s/ Evelyn Thierry
	Name:	Evelyn Thierry
	Title:	Director

PNC BANK N.A.
By:	/s/ Richard Munsick
	Name:	Richard Munsick
	Title:	Senior Vice President

CAPITAL ONE LEVERAGE FINANCE CORP.
By:	/s/ Paul Dellova
	Name:	Paul Dellova
	Title:	Senior Vice President

GENERAL ELECTRIC CAPITAL CORPORATION
By:	/s/ Rebecca Ford
	Name:	Rebecca Ford
	Title:	Duly Authorized Signatory

FIRST NIAGARA BANK, N.A.
By:	/s/ Louis Haverty
	Name:	Louis Haverty
	Title:	Assistant Vice President

Schedule 1.01
EXCLUDED PROPERTY
None.

Schedule 2.01
COMMITMENTS AND PRO RATA SHARES

		Revolving
	Revolving	Commitment		Term Loan A		Term Loan B
Lender	Commitment	Pro Rata Share	Term Loan A	Pro Rata Share	Term Loan B	Pro Rata Share
BANK OF AMERICA, N.A.	$21,000,000.00	8.400000000%	$21,000,000.00	8.400000000%	$550,000,000.00	100.000000000%
JPMORGAN CHASE BANK, N.A.	$21,000,000.00	8.400000000%	$21,000,000.00	8.400000000%	$0.00	0.000000000%
BARCLAYS BANK PLC	$21,000,000.00	8.400000000%	$21,000,000.00	8.400000000%	$0.00	0.000000000%
THE BANK OF NOVA SCOTIA	$20,000,000.00	8.000000000%	$20,000,000.00	8.000000000%	$0.00	0.000000000%
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK	$20,000,000.00	8.000000000%	$20,000,000.00	8.000000000%	$0.00	0.000000000%
GOLDMAN SACHS BANK USA	$19,250,000.00	7.700000000%	$19,250,000.00	7.700000000%	$0.00	0.000000000%
MANUFACTURERS AND TRADERS TRUST	$19,250,000.00	7.700000000%	$19,250,000.00	7.700000000%	$0.00	0.000000000%
CITIZENS BANK OF PENNSYLVANIA	$19,250,000.00	7.700000000%	$19,250,000.00	7.700000000%	$0.00	0.000000000%
SUNTRUST BANK	$19,250,000.00	7.700000000%	$19,250,000.00	7.700000000%	$0.00	0.000000000%
CITIBANK, N.A.	$12,500,000.00	5.000000000%	$12,500,000.00	5.000000000%	$0.00	0.000000000%
COMERICA BANK	$12,500,000.00	5.000000000%	$12,500,000.00	5.000000000%	$0.00	0.000000000%
DEUTSCHE BANK TRUST COMPANY AMERICAS	$12,500,000.00	5.000000000%	$12,500,000.00	5.000000000%	$0.00	0.000000000%
PNC BANK N.A.	$12,500,000.00	5.000000000%	$12,500,000.00	5.000000000%	$0.00	0.000000000%
CAPITAL ONE LEVERAGE FINANCE CORP.	$7,500,000.00	3.000000000%	$7,500,000.00	3.000000000%	$0.00	0.000000000%
GENERAL ELECTRIC CAPITAL CORPORATION	$7,500,000.00	3.000000000%	$7,500,000.00	3.000000000%	$0.00	0.000000000%
FIRST NIAGARA BANK, N.A.	$5,000,000.00	2.000000000%	$5,000,000.00	2.000000000%	$0.00	0.000000000%

Total:	$250,000,000.00	100.000000000%	$250,000,000.00	100.000000000%	$550,000,000.00	100.000000000%

Schedule 2.03
EXISTING LETTERS OF CREDIT

			REVOLVER/			BUSINESS	DOCUMENTARY/		CURRENCY	USD	DATE	DATE	EXPIRY
ISSUING BANK	BENEFICIARY/LOCATION	L/C #	PRE-DIP	COMPANY	TYPE	UNIT	STANDBY	CURR.	AMOUNT	EQUIVALENT	ISSUED	EXPIRY	NOTE*
JPMorgan Chase Bank	Bank of America, NA/U.S.	TPTS-228424	REVOLVER	AWI	CREDIT SUPPORT	ABP	SBY	USD	1,320,000.00	1,320,000.00	03/07/08	03/07/11	**
JPMorgan Chase Bank	Bureau of Workers’ Compensation (PA)/U.S.	TPTS-303051	REVOLVER	AWI	WCOMP	CORP	SBY	USD	1,200,000.00	1,200,000.00	02/01/08	08/30/11	*
JPMorgan Chase Bank	Liberty Mutual Insurance/U.S.	TPTS-341823	REVOLVER	AWI	CASUALTY	CORP	SBY	USD	3,451,215.00	3,451,215.00	02/12/08	08/30/11	***
JPMorgan Chase Bank	Natl. Union Fire Ins. Co./U.S.	P-225067	REVOLVER	AWI	CASUALTY	CORP	SBY	USD	17,650,000.00	17,650,000.00	04/30/02	08/30/11	***
JPMorgan Chase Bank	State of California/U.S.	P-243889	REVOLVER	AWI	WCOMP	CORP	SBY	USD	220,000.00	220,000.00	12/18/03	08/30/11	****
JPMorgan Chase Bank	Zurich American Insurance Company/U.S.	TPTS-303072	REVOLVER	AWI	CASUALTY	CORP	SBY	USD	1,900,000.00	1,900,000.00	01/28/08	08/30/11	***
JPMorgan Chase Bank	Cahajaya Timber Industries, Sdn Bhd/Malaysia	TPTS-609418	REVOLVER	AWP	TRADE	ACP	SBY	USD	450,000.00	450,000.00	05/16/08	12/31/10
JPMorgan Chase Bank	Hartford Fire Insurance/U.S.	TPTS-303163	REVOLVER	AWP	CASUALTY	CORP	SBY	USD	500,000.00	500,000.00	02/05/08	08/30/11	***
JPMorgan Chase Bank	U.S. Bank, N.A./US	CPCS-778277	REVOLVER	AWP	CREDIT SUPPORT	AFP	SBY	USD	10,355,069.00	10,355,069.00	07/24/09	07/24/11
JPMorgan Chase Bank	U. S. Fire Insurance/U.S.	TPTS-303162	REVOLVER	AWP	CASUALTY	CORP	SBY	USD	50,000.00	50,000.00	02/01/08	08/30/11	***
JPMorgan Chase Bank	BrickStreet Mutual Insurance Co/U.S.	TPTS-310274	REVOLVER	AWP	WCOMP	CORP	SBY	USD	700,000.00	700,000.00	02/01/08	08/30/11	*
		Wachovia	0.00
		JPMorgan	37,796,284.00
		Bank of America	0.00
		Total	37,796,284.00
TOTAL									USD	37,796,284.00

*	EXPIRY NOTES:

*	Automatically extended for periods of 1 year from expiry date unless bank notifies beneficiary in writing at least 60 days prior to expiration

**	Automatically extended for periods of 1 year from expiry date unless bank notifies beneficiary in writing at least 90 days prior to expiration

***	Automatically extended for periods of 1 year from expiry date unless bank notifies beneficiary in writing at least 30 days prior to expiration

****	Automatically extended for periods of 1 year from expiry date unless bank notifies beneficiary in writing at least 45 days prior to expiration

Schedule 6.10
INSURANCE

				Policy	Retentions/
Line	Underwriter	Limits		Period	Deductibles

Workers Compensation	AIG	$	Statutory/ 3,000,000	05-01-10 to 05-01-11	$500,000

General Liability	AIG		$2,000,000	5-01-10 to 05-01-11	$1,000,000

Automobile Liability	AIG		$3,000,000	5-01-10 to 05-01-11	$500,000

Excess Liability	ACE USA/XL/ ACE Ltd.		$200,000,000	5-01-10 to 05-01-11	$0

Foreign General Liability	AXA		$10,000,000	5-01-10 to 05-01-11	$25,000

Aircraft Products	USAIG		$100,000,000	5-01-10 to 05-01-11	$0

Aircraft Hull & Liability	USAIG		$300,000,000	07-01-10 to 07-01-11	$0

Property Damage/Business Interruption	FM Global		$1,000,000,000	12-01-10 to 12-01-11	$500,000

Employee Dishonesty	AIG		$20,000,000	12-1-10 to 12-1-11	$250,000

Ocean Marine	AIG		$5,000,000	1-1-03 continuous	$5,000

Directors and Officers Liability	AIG & Various		$100,000,000	10-2-10 to 10-2-11	$2,000,000 million corp. reimbursement

Independent Directors Liability (Side A)	Ironshore		$15,000,000	10-2-10 to 10-2-11	0

Fiduciary Liability	AIG, Hartford, Axis		$30,000,000	10-2-10 to 10-2-11	$250,000 individual claim $2,000,000 class action

Employment Practices	AIG, Hartford		$20,000,000	10-2-10 to 10-2-11	$500,000 individual claim $2,000,000 class action

Directors & Officers, Fiduciary, EPL (run-off)	AIG & Various		$25,000,000	10-2-06 to 10-2-11	$2 million securities claim $2,000,000 corp. reimbursement $2,000,000 EPL $250,000 fiduciary

Independent Directors Liability (Side A) (run-off)	AIG		$10,000,000	10-2-06 to 10-2-12	$0

Business Travel Accident	AIG Life		2 x salary	6-1-09 to 6-1-12	$0

Travel Medical	ACE USA		$250,000	9-1-10 to 9-1-11	$0

Special Crime	AIG		$25,000,000	6-1-09 to 6-1-12	$0
All policies cover Armstrong World Industries, Inc. and each of its subsidiaries worldwide

Schedule 6.13
SUBSIDIARIES

				Percentage of
				Outstanding
				Capital Stock
		Jurisdiction	Number of Shares of	owned by the
		of	Outstanding Capital	Borrower or
Parent	Subsidiary	Organization	Stock	Subsidiary
Armstrong World Industries, Inc.	Armstrong NW LLC	DE	100	100%
Armstrong World Industries, Inc.	Armstrong Realty Group, Inc.	PA	1,000	100%
Armstrong World Industries, Inc.	Armstrong Ventures, Inc.	DE	505	100%
Armstrong Ventures, Inc.	Worthington Armstrong International LLC	DE	100	100%
Armstrong World Industries, Inc.	Armstrong Wood Products, Inc.	DE	1,000	100%
Armstrong Wood Products, Inc.	Armstrong Hardwood Flooring Company	TN	65,700	100%
Armstrong Hardwood Flooring Company	HomerWood Hardwood Flooring Company	DE	10	100%
Armstrong Wood Products, Inc.	Patriot Flooring Supply, Inc.	DE	1	100%
Armstrong World Industries, Inc.	Armstrong World Industries (Delaware) LLC	DE	Not Required	100% of membership interest
Armstrong World Industries (Delaware) LLC	Armstrong Cork Finance LLC	DE	Not Required	100% of membership interest
Armstrong Cork Finance LLC	Armstrong World Industries Latin America, Inc.	NV	Not Required	100%
Armstrong World Industries, Inc.	AWI Licensing Company	DE	1,000	100%
Armstrong World Industries, Inc.	National Plastic Research Institute	DE	1,000	100%
There are no outstanding options, warrants, rights or conversion or purchase or similar rights with respect to any such Capital Stock.

FOREIGN SUBSIDIARIES

		PERCENTAGE OF
		OUTSTANDING CAPITAL
	SUBSIDIARY	STOCK OWNED BY THE
SUBSIDIARY NAME	JURISDICTION	BORROWER OR SUBSIDIARY
Armstrong World Industries (Australia) Pty. Limited	Australia	100%
Armstrong World Industries Pty. Ltd.	Australia	100%
Armstrong Metalldecken GmbH	Austria	100%
DLW Austria Gesellschft m.b.H	Austria	100%
Armstrong World do Brasil, Ltda.	Brazil	100%
Armstrong Building Products Company (Shanghai) Ltd.	China	100%
Armstrong World Industries (China) Ltd.	China	100%
Armstrong Wood Products (Kunshan) Co., Ltd.	China	100%
Worthington Armstrong Metal Products Co., Ltd.	China	100%
Armstrong (China) Investment Co. Ltd.	China	100%
Armstrong Advanced Flooring (China) Co., Ltd.	China	100%
Armstrong Floor Products Czech Republic S.R.O.	Czech Republic	100%
Armstrong Danmark A/S	Denmark	100%
Armstrong Building Products S.A.S.	France	100%
Armstrong Floor Products France SARL	France	100%
Worthington Armstrong Venture Europe S.A.S.	France	100%
Armstrong Europa G.m.b.H.	Germany	100%
Armstrong Building Products, G.m.b.H.	Germany	100%
Armstrong DLW Licensing GmbH	Germany	100%
Armstrong Holding G.m.b.H. & Co. OHG	Germany	100%
Armstrong World Industries Holding, GmbH	Germany	100%
Armstrong DLW GmbH	Germany	100%
DLW Beteiligungs GmbH	Germany	100%
TW Abwicklungs GmbH	Germany	100%
Armstrong China Holdings, Limited	Hong Kong	100%
Armstrong World Industries (H.K.) Limited	Hong Kong	100%
Kunshan Holdings Limited	Hong Kong	100%
Armstrong World Industries (India) Private Limited	India	100%
WAVE Suspension Systems India Private Limited	India	100%
Armstrong Floor Products Italia S.r.L.	Italy	100%
Armstrong Building Products S.r.L.	Italy	100%
Worthington Cylinders GmbH	Luxembourg	100%
Hoi leong Investments and Holdings Company, Limited	Macau	100%
Armstrong World Industries Mauritius	Mauritius	100%
Worthington Armstrong Venture Mauritius	Mauritius	100%
Bruce Hardwood Floors Mexico, S.A. de C.V.	Mexico	100%
Servitec Mexico, S.A. de C.V.	Mexico	100%
Armstrong World Industries de Mexico, S.A. de C.V.	Mexico	100%
Armstrong Building Products B.V.	Netherlands	100%
Armstrong Floor Products B.V.	Netherlands	100%
Armstrong Norge A/S	Norway	100%
Armstrong World Industries LLC	Russia	100%
Armstrong (Singapore) Pte. Ltd.	Singapore	100%
Armstrong Architectural Products S.L.	Spain	100%
Perfiles y Techos, S. L.	Spain	100%
Armstrong DLW Iberica S.A.	Spain	100%
Armstrong World Industries AB	Sweden	100%
Armstrong DLW (Switzerland) AG	Switzerland	100%
Armstrong Metalldecken AG	Switzerland	100%
Armstrong Metalldecken Holding AG	Switzerland	100%
Phonix-Gema AG	Switzerland	100%
Gema Yapi Elamantari Ticaret A.S.	Turkey	100%
Armstrong Building Products	United Kingdom	100%
Armstrong Metal Ceilings Limited	United Kingdom	100%
Armstrong World Industries, Ltd.	United Kingdom	100%
Armstrong (U.K.) Investments	United Kingdom	100%
Worthington Armstrong U.K. Limited	United Kingdom	100%

Schedule 6.17
IP RIGHTS
List of material U.S. Registered Trademarks, Applications and Common Law Trademarks of Armstrong World Industries, Inc.

				Reg./App.
	Status	Class	First Use	No.
Corporate — General
• ARMSTRONG (AND DESIGN)	Registered	27	1904	519429
	Registered	6,17,19	1914	523396
	Registered	21	1938	538456
	Registered	8	1916	543901
	Registered	1	1/3/1955	616397
	Registered	3	1955	1055367
	Registered	6,19	1941	1686011
	Registered	19	9/19/1996	2227937
	Registered	19	Jan. 1999	2803128
	Registered	20	May 2002	2859662
• ARMSTRONG	Registered	3	1955	3396822
		6	1941
		19	Sep. 1996
		27	1904
	Registered	20	May 2002	2859661
	Registered	1	1/3/1955	3122456
• ARMSTRONG.COM	Registered	42	1/13/1995	2750846
Resilient
• CORLON	Registered	27	6/21/1946	430803
• EXCELON	Registered	27	7/15/1953	590534
• MEDINTECH	Registered	27	7/5/1983	1344753
• IMPERIAL	Registered	27	5/29/1956	645354
• STONETEX	Registered	27	7/23/1986	1528409
Wood
• BRUCE	Registered	20	5/1/1925	266804
	Registered	3	2/1/1932	1015606
	Registered	20	2/1/1980	1177288
	Registered	1	9/15/1975	1268826
	Registered	20	4/26/1983	1287111
	Registered	19	5/1/1925	1564541
	Registered	27	12/1/1995	2115966
• ROBBINS	Registered	19,27	1/1/1982	2248734
• CAPELLA (AND DESIGN)	Registered	19	1/28/2001	2613437
• CAPELLA	Registered	19	1/28/2001	3128857
• HOMERWOOD	Registered	19	7/26/1986	2057307
Ceilings
• CORTEGA	Registered	19	1/31/1964	3072632
• FINE FISSURED	Common Law		1992
• CIRRUS	Registered	19	1/1/1982	1720295
• DUNE	Common Law		1998
• ULTIMA	Registered	19	8/31/1995	3099797
• OPTIMA	Registered	17	11/30/1996	3150412
• BIOBLOCK	Registered	2	1/1/1998	3245728
• WOODWORKS	Registered	19	1/31/2000	3058586

MATERIAL PATENTS AND APPLICATIONS FOR ARMSTRONG WORLD INDUSTRIES, INC.

Patent/Application Number	Tide	Filing Date	Issue Date
Coatings Technology
5,003,026	UV CURABLE NO-WAX COATING	06-22-89	03-26-91
5,140,088	HIGH TO SURFACE COVERING WEAR LAYER AND SEAM COATER	01-22-91	08-18-92
5,543,232	(METH) ACRYLATED, HIGHLY ETHOXYLATED, AROMATIC POLYESTERS	04-06-95	08-06-96
5,643,677	AMINOPLAST/POLYURETHANE WEAR LAYER FOR PVC SUPPORT SURFACE	09-15-94	07-01-97
5,663,003	(METH) ACRYLATED, AROMATIC POLYESTER/HIGHLY ETHOZYLATED(METH) ACRYLATE BLEND FLOOR COVERING WEAR LAYER	05-10-96	09-02-97
5,719,227	COATING COMPOSITION	05-09-97	02-17-98
6,333,076	COMPOSITION AND METHOD FOR MANUFACTURING A SURFACE COVERING PRODUCT HAVING A CONTROLLED GLOSS SURFACE COATED WEARLAYER	07-28-99	12-25-01
6,440,500	METHOD FOR MANUFACTURING A SURFACE COVERING PRODUCT HAVING A CONTROLLED GLOSS SURFACE COATED WEARLAYER	08-15-00	08-27-02
6,569,500	METHOD FOR CONTROLLING GLOSS LEVEL	08-15-00	05-27-03
6,572,932	PROCESS FOR PROVIDING A GLOSS CONTROLLED, ABRASION RESISTANT COATING IN SURFACE COVERING PRODUCTS	01-31-02	06-03-03
6,616,792	SURFACE COVERING HAVING A PRECOATED E-BEAM CURED WEAR LAYER COATED FILM AND PROCESS OF MAKING THE SAME	02-05-02	09-09-03
6,911,263	PET WEAR LAYER/SOL GEL TOP COAT LAYER COMPOSITES	01-30-02	06-28-05
7,008,980	WATERBORNE COATINGS	01-17-02	03-07-06
11/497,768	VARIABLE TEXTURE FLOOR COVERING	08-02-06

Impregnated Wood
5,605,767	HARDENED AND FIRE RETARD ANT WOOD PRODUCTS	02-02-96	02-25-97
5,683,820	HARDENED AND FIRE RETARD ANT WOOD PRODUCTS	12-08-95	11-04-97
5,866,270	METHOD OF HARDENING WOODEN FLOORING BLANKS HAVING IMPROVED SEPARATION CHARACTERISTICS	02-10-97	02-02-99
6,194,078	HARDENED WOOD FLOORING PRODUCT	02-02-99	02-27-01
6,375,786	SURFACE COVERING HAVING A PRECOATED, E-BEAM CURED WEAR LAYER COATED FILM AND PROCESS OF MAKING THE SAME	03-04-96	04-23-02

Checking
7,381,474	METHOD AND PROCESS TO REDUCE SURFACE CRACKING FOR COATED HARDWOOD COMPOSITE FLOORING	06-12-03	06-03-08
7,537,841	METHOD AND PROCESS TO REDUCE SURFACE CRACKING FOR COATED HARDWOOD COMPOSITE FLOORING	03-28-06	05-26-09

Natural Reflections
5,597,024	LOW PROFILE HARDWOOD FLOORING STRIP AND METHOD OF MANUFACTURE	01-17-95	01-28-97
5,823,240	LOW PROFILE HARDWOOD FLOORING STRIP AND METHOD OF MANUFACTURE	01-23-97	10-20-98
6,148,884	LOW PROFILE HARDWOOD FLOORING STRIP AND METHOD OF MANUFACTURE	10-20-98	11-21-00

Multi Ply Tongue
7,261,947	PLYWOOD LAMINATE HAVING IMPROVED DIMENSIONAL STABILITY AND RESISTANCE TO WARPING AND DELAMINATION	12-04-03	08-28-07
11/729,518	LOCKING ENGINEERED WOOD FLOORING	3-28-07

LICENSING AGREEMENTS
1.	Intellectual Property License Agreement between AWI Licensing Company, Licensor, and Armstrong World Industries, Inc., Licensee, dated December 4, 2000.

Subject marks: All those identified on Schedule 6.17, except the “Wood” marks, namely, BRUCE, ROBBINS, CAPELLA (AND DESIGN), CAPELLA, HOMERWOOD
2.	Trademark License between AWI Licensing Company, Licensor, and Southeastern Interior Systems, Inc., Licensee, dated January 22, 2003.

Subject marks: ARMSTRONG and ARMSTRONG (AND DESIGN)
3.	Trademark License between Armstrong World Industries, Inc., Licensor, and Armstrong/Worthington Venture, Licensee, dated March 23, 1992.

Subject mark: ARMSTRONG (AND DESIGN) Reg No. 1686011
4.	License Agreement between Armstrong World Industries, Inc., and AWI Licensing Company, Licensor, and S.C. Johnson & Son, Inc., Licensee, dated August 24, 2004.

Subject marks: ARMSTRONG (AND DESIGN) Reg Nos. 519429, 523396, 538456, 543901, 616397, 1055367, 1686011, 2227937
5.	Trademark Limited License Agreement between AWI Licensing Company, Licensor, and Beaulieu Group, LLC, Licensee, dated September 21, 2009.

Subject marks: ARMSTRONG and ARMSTRONG (AND DESIGN) Reg Nos. 3396822, 2803128, 5219429, 543901, 616397, 1055367, 2227937, and 3122456.

Schedule 6.20(a)(i)
LOCATION OF CHIEF EXECUTIVE OFFICE, ETC.

	Jurisdiction
	of		Organizational	Taxpayer
Loan Party	Organization	Chief Executive Office	1D	ID
Armstrong World Industries, Inc.	PA	2500 Columbia Avenue Lancaster, Pennsylvania 17603	18304	23-0366390
Armstrong Realty Group, Inc.	PA	2500 Columbia Avenue Lancaster, Pennsylvania 17603	1073627	23-2540862
Armstrong Ventures, Inc.	DE	818 Washington Street Wilmington, Delaware 19801	0947098	51-0266356
Armstrong Wood Products, Inc.	DE	5465 Legacy Drive Suite 600 Plano, Texas 75024	2084363	94-2998971
Armstrong Hardwood Flooring Company	TN	2500 Columbia Avenue Lancaster, Pennsylvania 17603	0031515	62-0435299
HomerWood Hardwood Flooring Company	DE	1026 Industrial Drive Titusville, Pennsylvania 16354	4120350	20-4459324
Patriot Flooring Supply, Inc.	DE	2500 Columbia Avenue Lancaster, Pennsylvania 17603	2222292	02-0438232
AWI Licensing Company	DE	802 West Street Wilmington, Delaware 19801	3319660	31-1741017

Schedule 6.20(a)(ii)
MORTGAGED PROPERTIES

Site	Address
Corporate	Armstrong World Industries, Inc. (Corporate) 2500 Columbia Avenue Lancaster, PA 17603
South Gate	South Gate Plant 5037 Patata St. South Gate, CA 90280-3555
Lancaster	Lancaster Plant 1067 Dillerville Road P.O. Box 3001 Lancaster, PA 17603
Marietta	Marietta Plant 1507 River Road Marietta, PA 17547
Macon	Macon Plant 4520 Broadway, P.O. Box 4288 Macon, GA 31208
Pensacola	Pensacola Plant Street/Shipping Address: 300 South Myrick Street Pensacola, FL 32505
Stillwater	Stillwater Plant 4115 North Perkins Road, Route 177 Stillwater, OK 74075
Kankakee	Kankakee Plant 1401 N. Hobbie Ave. Kankakee, IL 60901
Dickson	Dickson Distribution Center (AFP Wood) 1040 Turkey Creek Road Dickson, TN 37055
St. Helens	St Helens Plant 1645 Railroad Avenue St. Helens, OR 97051-3100
Jackson	Jackson Plant (Wood) 154-160 Rosedale Street Jackson, TN 38301

Schedule 6.20(b)
CHANGES IN LEGAL NAME, STATE OF FORMATION AND STRUCTURE
(SINCE JUNE 2010)
None.

Schedule 6.21
LABOR MATTERS
List of Labor Agreements -Armstrong World Industries, Inc. and
subsidiaries — North America
Armstrong Building Products

Beaver Falls, Pennsylvania	United Steelworkers	Expiration — October 3, 2011 (plant scheduled for closing in mid-2011)
Macon, Georgia	United Steelworkers	Expiration — October 3, 2011
Marietta, Pennsylvania	United Steelworkers	Expiration — June 1, 2011
Pensacola, Florida	Machinists	Expiration — March 1, 2012

Armstrong Floor Products
Beverly, West Virginia	Teamsters	Expiration — February 19, 2011
Center, Texas	Carpenters (plant scheduled for closing in 12/2010)	Expiration — March 31, 2011
Jackson, Mississippi	United Steelworkers	Expiration — October 3, 2012
Jackson, Tennessee	Carpenters	Expiration — February 2, 2013
Lancaster, Pennsylvania	United Steelworkers	Expiration — October 3, 2011
Lancaster, Pennsylvania	Machinists	Expiration — November 7, 2011
Montreal, Quebec, Canada	United Steelworkers (plant idled in 2009, final closure announced for December 2010)	Expiration — March 31, 2013
Oneida, Tennessee	United Steelworkers	Expiration — April 24, 2011
Armstrong Cabinet Products
Beltsville, Maryland	Teamsters	Expiration — April 14, 2013
Farmingdale, New York	Teamsters	Expiration — June 30, 2011
Thompsontown, Pennsylvania	Carpenters	Expiration — September 15, 2012
Previous Work Stoppages (Last 5 Years)
None.
Union Pension / Health & Welfare Funds Contributed to by Armstrong
World Industries, Inc. and/or its Subsidiaries — North America

Jackson, TN	Carpenters Health & Welfare Fund
Center, TX	Carpenters Health & Welfare Fund
Thompsontown, PA	Carpenters Pension Fund
Farmingdale, NY (warehouse)	Teamsters Health & Welfare Fund
Farmingdale, NY(warehouse)	Teamsters Pension Fund
Beltsville, MD (warehouse)	Teamsters Health & Welfare Fund
Beltsville, MD (warehouse)	Teamsters Pension Fund

Schedule 8.01
LIENS EXISTING ON THE CLOSING DATE
Liens on assets of the Foreign Subsidiaries listed below securing the credit lines and Indebtedness permitted under Section 8.03(b) of Credit Agreement:
(a)	Armstrong Building Products S.A. with CIAL

Credit Line EUR 2,000,000; Collateral — None

(b)	Armstrong Building Products S.A. with BSD

Credit Line EUR 3,000,000; Collateral — None

(c)	Armstrong Metalldecken AG with Credit Suisse (2 credit lines)
(i) Credit Line CHF 1,000,000; Collateral — None
(ii) Credit Line — 1,500,000; Collateral — None
(d)	Gema Metalldecken Austria with Sparkasse der Stadt Feldkirch

Credit Line EUR 700,000 ; Collateral — Land and Building (value of Land and Building — EUR 700,000)

(e)	Armstrong World Industries A.B. with Svenska Handelsbanken AB (2 credit lines)
(i) Credit Line SEK 19,820,000; Collateral — Chattel mortgage/mortgage on real estate (value of Chattel mortgage — SEK 24,500,000; value of mortgage on real estate — SEK 18,000,000)
(ii) Credit Line SEK 480,000; Collateral — None
(f)	Armstrong World Industries Canada Ltd. with The Toronto Dominion Bank

Credit Line CAD 700,000; Collateral — None

(g)	Armstrong World Industries Canada Ltd. with Scotia Bank

Credit Line CAD 300,000; Collateral — None

(h)	Armstrong World Industries, Ltd. with Barclays Bank PLC

Credit Line GBP 1,500,000; Collateral — None

(i)	Armstrong DLW A.G. with Kreissparkasse Ludwigsburg

Credit Line EUR 4,000,000; Collateral — Mortgage (value of mortgages on real estate — EUR 21,300,000)

(j)	Armstrong DLW A.G. with Deutsche Bank Stuttgart

Credit Line EUR 3,000,000; Collateral — Mortgage (value of mortgages on real estate — EUR 9,300,000)

(k)	Armstrong DLW A.G. with Zurich Versicherungen AG

Credit Line EUR 500,000; Collateral — None

Schedule 8.02
INVESTMENTS EXISTING ON THE CLOSING DATE
Worthington Armstrong Venture (WAVE) — Joint Venture entered into on March 23, 1992 between Armstrong Ventures, Inc. and Worthington Venture, Inc. to produce and sell grid and related items for suspended ceiling systems, with each partner having a 50% interest in the joint venture.
Armstrong Metal Ceiling Products (Guangdong) Co., Ltd — Joint Venture entered into on July 1, 2010 between Foshan Pearl Building Materials Industrial Co., Ltd. and Armstrong China Holdings, Ltd. to produce and sell metal ceilings and accessories.
Armstrong Building Products (Middle East) (LLC) — Two partners, Mohammad Abdulla Abdulrahim Ahmad (local sponsor) and Armstrong Metalldecken AG in Switzerland, formed Armstrong International False Ceiling Trading & Fixing LLC in December 2005 for the re-sale of false ceilings and building metal products. The name was changed to Armstrong Building Products (Middle East) (LLC) in April 2009.

Armstrong World Industries, Inc.
Intercompany Loan Schedule
As of the Closing Date
(Translated at October Month-End Balance Sheet Rates)

		CURRE
LENDER	BORROWER	NCY	BALANCE	USD EQUIV	FX RATE
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG CHINA HOLDINGS LIMITED	USD	425,000	$425,000	N/A
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG WORLD INDUSTRIES RUSSIA LLC	EUR	450,000	$623,156	1.38479
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG WORLD INDUSTRIES LTD. (U.K.)	USD	1,500,000	$1,500,000	N/A
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG WORLD INDUSTRIES (H.K.) LIMITED	USD	2,000,000	$2,000,000	N/A
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG WORLD INDUSTRIES AB	SEK	20,000,000	$2,974,800	0.14874
ARMSTRONG WORLD INDUSTRIES, INC.	ARMSTRONG CHINA HOLDINGS LIMITED	USD	5,000,000	$5,000,000	1.38479

			USD TOTAL	$12,522,956

Schedule 8.03
INDEBTEDNESS EXISTING ON THE CLOSING DATE

		PRIMARY				CURRENCY	USD	EXPIRE
BENEFICIARY	GUARANTOR	OBLIGOR	ISSUE DATE	TYPE	CURRENCY	AMOUNT	EQUIVALENT	DATE
J.P. Morgan Chase	AWI	AWP	6/21/02*	Cash Management Services	USD	3,000,000	$3,000,000	no expiration
Penske Truck Leasing Co., L.P.	AWI	AWP (Cabinets)	06/29/08	Vehicle Lease Service Agreement	USD	850,749	$850,749	06/29/14
Penske Truck Leasing Co., L.P.	AWI	Patriot Flooring Supply	06/28/08	Vehicle Lease Service Agreement	USD	1,204,664	$1,204,664	06/28/13
Dept. of Business and Economic Development, State of Maryland	Armstrong Ventures, Inc.	WAVE	10/04**	$300,000 Conditional Loan $200,000 Grant from the State of Maryland	USD	500,000	$500,000	06/30/11

TOTAL					USD		$5,555,413

*	issued post-petition bankruptcy filing date of 12/6/00

**	liable as a general principle of law pertaining to partnerships

Armstrong World Industries, Inc.
Credit Lines

			Total Credit Line	Total Credit Line
Armstrong Subsidiary	Bank	Currency	Local Currency	USD Equiv.

Armstrong Building Products SA-France	CIAL	Euro	2,000,000	2,724,920
Armstrong Building Products S.A.-France	BSD	Euro	3,000,000	4,087,380
Armstrong Metalldecken AG — Switzerland	Credit Suisse	CHF	1,000,000	1,024,360
Armstrong Metalldecken AG — Switzerland	Credit Suisse	CHF	1,500,000	1,536,540
Gema Metalldecken Austria — Austria	Sparkasse Feldkirch	Euro	700,000	953,722
Armstrong World Industries A.B. — Sweden	Handelsbanken	SEK	19,820,000	2,948,621
Armstrong World Industries A.B. — Sweden	Handelsbanken	SEK	480,000	71,410
Armstrong DLW A.G. — Germany	Deutsche Bank Stuttgart	EUR	3,000,000	4,087,380
Armstrong DLW A.G. — Germany	Kreissparkasse Ludwigsburg	EUR	4,000,000	5,449,840
Armstrong DLW A.G. — Germany	Zurich Versicherungen AG	EUR	500,000	681,230
Armstrong World Industries Canada Ltd.	Toronto Dominion	CAD	700,000	682,458
Armstrong World Industries Canada Ltd.	Scotia Bank	CAD	300,000	292,482
Armstrong World Industries Limited — U.K.	Barclays	GBP	1,500,000	2,369,400

			Sub Total USD	26,909,743

Long Term Debt to Entity	Lender	Currency	Local Currency	USD Equiv.
AWP Capitalized Lease — Beverly, WV	West Virginia Industry and Jobs Development Corp	USD	32,806	32,806
AWP — Somerset, KY IRB	City of Somerset, Kentucky	USD	10,000,000	10,000,000
Gema Metalldecken Austria — Austria	Sparkasse Fekikiith Mortgage	EUR	137,813	817,764

			Sub Total USD	10,850,570
			Total USD	37,760,313

Schedule 8.05
DISPOSITIONS
None.

Schedule 8.09
BURDENSOME AGREEMENTS
None.

Schedule 11.02
CERTAIN ADDRESSES FOR NOTICES
TO ANY LOAN PARTY:
Armstrong World Industries, Inc.
2500 Columbia Avenue
Lancaster, Pennsylvania 17603
Attn: Thomas J. Waters, Vice President and Treasurer
TO ADMINISTRATIVE AGENT:
Contact for Loan Activity, Interest, Fees and Payments:
Bank of America, N.A., as Administrative Agent
One Independence Center
101 North Tryon Street
Charlotte, NC 28255-001
Mail Code: NC1-001-04-39
Attention: Amanda S. Cheney
Telephone: 980.387.2482
Fax: 704.264.2534
Email: amanda.s.cheney@baml.com
Contact for other notices as Administrative Agent:
Bank of America, N.A., as Administrative Agent
Bank of America Plaza
101 South Tryon Street, 15th Floor
Charlotte, NC 28255-0001
Mail Code: NC1-002-15-36
Attention: Kimberly Williams
Telephone: 980.387.5448
Facsimile: 704.409.0650
Email: kim.williams@baml.com
Contact for Letters of Credit:
Bank of America, N.A., as L/C Issuer
1000 W. Temple Street
Los Angeles, CA 90012-1514
Mail Code: CA9-705-07-05
Attention: Hermann J. Schutterle
Telephone: 213.481.7826
Fax: 213.457.8841
Email: hermann.schutterle@baml.com

Exhibit A-1
FORM OF LOAN NOTICE
Date:                     , 20___

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests a Borrowing of                     1 Loan as follows:
1.	On , 20_____ (which is a Business Day).

2.	In the amount of .

3.	For Eurodollar Rate Loans: with an Interest Period of _____ months.
With respect to any Borrowing requested herein, the undersigned Borrower hereby represents and warrants that (i) in the case of a Borrowing of Revolving Loans, such request complies with the requirements of the proviso to the first sentence of Section 2.01(a) of the Credit Agreement, (ii) in the case of a Borrowing of the Term Loan A, such request complies with the requirements of the proviso to the first sentence of Section 2.01(b) of the Credit Agreement, (iii) (ii) in the case of a Borrowing of the Term Loan B, such request complies with the requirements of the proviso to the first sentence of Section 2.01(c) of the Credit Agreement, (iv) in the case of a Borrowing of an Incremental Loan Facility, such request complies with the applicable requirements of Section 2.01(d) (and any other applicable subsections of Section 2.01) of the Credit Agreement and (v) each of the conditions set forth in Section 5.02 (and Section 5.01, with respect to initial Borrowings) of the Credit Agreement have been satisfied on and as of the date of such Borrowing.
[Signature on Following Page(s)]

[ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:]

[ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:]

[1]	Identify type (e.g. Revolving, Term Loan A, specific Incremental Loan Facility, etc.)

Exhibit A-2
FORM OF NOTICE OF CONTINUATION/CONVERSION
Date: __________, 20___

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned Borrower hereby gives notice pursuant to Section 2.02(b) of the Credit Agreement that it requests a continuation or conversion of a Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:

(A)	Existing Loan Type

(B)	Requested Loan Type (if applicable)

(C)	Date of continuation or conversion

(which is the last day of the applicable Interest Period)

(D)	Principal amount of continuation or conversion

(E)	Interest Period and the last day thereof

[ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:]

[ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation
By:
Name:
Title:]

Exhibit B
FORM OF SWING LINE LOAN NOTICE
Date: __________, 20___

To:	Bank of America, N.A., as Swing Line Lender

Cc:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned hereby requests a Swing Line Loan:
1. On  _____, 20_____ (a Business Day).
2. In the amount of $_____.
With respect to such Borrowing of Swing Line Loans, the undersigned Borrower hereby represents and warrants that (i) such request complies with the requirements of the first proviso to the first sentence of Section 2.04(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing of Swing Line Loans.

[ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:]

[ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation
By:
Name:
Title:]

Exhibit C-1
FORM OF REVOLVING NOTE
___________ __, 2010
FOR VALUE RECEIVED, each of ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (“AWI”), and Armstrong Word Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), hereby promises to pay, on a joint and several basis, to  _____  or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to either of the Borrowers under that certain Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among the Borrowers, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Each of the Borrowers promises to pay, on a joint and several basis, interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount, and maturity of its Revolving Loans and payments with respect thereto.
Each of the Borrowers, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Note.
THIS REVOLVING NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Borrowers has caused this Revolving Note to be duly executed by its duly authorized officer as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation
By:
Name:
Title:

Exhibit C-2
FORM OF SWING LINE NOTE
_________ __, 2010
FOR VALUE RECEIVED, each of ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (“AWI”), and Armstrong Word Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), hereby promises to pay, on a joint and several basis, to BANK OF AMERICA, N.A. or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swing Line Loan from time to time made by the Lender to either of the Borrowers under that certain Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among the Borrowers, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Each of the Borrowers promises to pay, on a joint and several basis, interest on the unpaid principal amount of each Swing Line Loan from the date of such Swing Line Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Lender in Dollars in immediately available funds to such account designated by the Lender from time to time. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Swing Line Note is the Swing Line Note referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swing Line Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swing Line Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Swing Line Note and endorse thereon the date, amount and maturity of its Swing Line Loans and payments with respect thereto.
Each of the Borrowers, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swing Line Note.
THIS SWING LINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Borrowers has caused this Swing Line Note to be duly executed by its duly authorized officer as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

Exhibit C-3
FORM OF TERM LOAN NOTE
_______ __, 2010
FOR VALUE RECEIVED, each of ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (“AWI”), and Armstrong Word Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), hereby promises to pay, on a joint and several basis, to _____ or its registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each [Term Loan] made by the Lender to either of the Borrowers under that certain Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among the Borrowers, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Each of the Borrowers promises to pay, on a joint and several basis, interest on the unpaid principal amount of each [Term Loan] from the date of such [Term Loan] until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.
This Term Loan Note is one of the Term Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. [Term Loans] made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Loan Note and endorse thereon the date, amount and maturity of its [Term Loans] and payments with respect thereto.
Each of the Borrowers, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Term Loan Note.
THIS TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the Borrowers has caused this Term Loan Note to be duly executed by its duly authorized officer as of the day and year first above written.

ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation
By:
Name:
Title:

Exhibit D
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________, 20___

To:	Bank of America, N.A., as Administrative Agent

Re:	Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
Ladies and Gentlemen:
The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the  _____  of AWI, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of AWI, and that:
[Use following paragraph 1 for fiscal year-end financial statements:]
[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of AWI ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of AWI ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of AWI and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]
To the best knowledge of the undersigned, no Event of Default has occurred and is continuing as of the date hereof [, except the following covenants or conditions have not been performed or observed and the following is a list of each Event of Default in existence as of the date hereof and its nature and status:]
2. The financial covenant analyses and information relating to the financial covenants in Section 8.11 of the Credit Agreement, as set forth on Schedule 2 hereto, are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of  _____, 20_____.

ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation
By:
Name:
Title:

SCHEDULE 1
FINANCIAL STATEMENTS

SCHEDULE 2
FINANCIAL COVENANT ANALYSIS AND INFORMATION

1. Consolidated Net Interest Coverage Ratio.

As of the date of determination,

(a) Consolidated EBITDA (as determined using Exhibit A attached hereto)	$

(b) cash Consolidated Interest Charges (as determined using Line (b) of Exhibit A attached hereto)	$

(c) cash Consolidated Interest Income (as determined using Line (b) of Exhibit A attached hereto)	$

(d) Consolidated Net Interest Coverage Ratio (ratio of (i) Line (a) divided by (ii) the difference of Line (b) minus Line (c) to 1.00) ____ to 1.00

The terms of Section 8.11(a) do not permit the Consolidated Net Interest Coverage Ratio, as of the end of such fiscal quarter of AWI, to be less than 3.0:1.0.

Is AWI compliant with Section 8.11(a)? [YES][NO]

2. Consolidated Net Leverage Ratio.

(a) Consolidated Funded Indebtedness (as determined using Line (b) of Exhibit A attached hereto)	$

(b) unrestricted cash and Cash Equivalents on hand of AWI and its Domestic Subsidiaries (as determined using Line (b) of Exhibit A attached hereto)	$

(c) Consolidated EBITDA (as determined using Exhibit A attached hereto)	$

(d) Consolidated Net Leverage Ratio (ratio of (i) Line (a) minus Line (b) divided by (ii) Line (c) to 1:00) to 1.00

The terms of Section 8.11(b) do not permit the Consolidated Net Leverage Ratio, as of the end of such fiscal quarter of AWI, to be greater than (i) 4.5:1.0, with respect to fiscal quarters ending after the Closing Date through June 30, 2012, (ii) 4.0:1.0, with to fiscal quarters ending from after June 30, 2012 through September 30, 2013 and (iii) 3.75:1.0, with respect to fiscal quarters ending after September 30, 2013.

Is AWI compliant with Section 8.11(b)? [YES] [NO]

EXHIBIT A
To Schedule 2
To
Compliance Certificate

Exhibit E
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below [(including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities)] and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]
3. Borrowers: Armstrong World Industries, Inc. and Armstrong Wood Products, Inc.
4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement: Amended and Restated Credit Agreement, dated as of November 23, 2010, among the Borrowers, the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent, as amended and modified.
6. Assigned Interest[s]:

Pro Rata
			Aggregate	Amount of	Share
			Amount of	Commitment/	Assigned of
		Facility	Commitment/Loans	Loans	Commitment/	CUSIP
Assignor[s]	Assignee[s]	Assigned	for all Lenders	Assigned	Loans	Number

		_____	$ _____	$ _____	_____ %
		_____	$ _____	$ _____	_____ %
		_____	$ _____	$ _____	_____ %
[7. Trade Date: __________________]
Effective Date:  _____, 20  _____  [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:
ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and] Accepted: BANK OF AMERICA, N.A., as As Administrative Agent
By:
Title:
[Consented to:] ARMSTRONG WORLD INDUSTRIES, INC., as a Borrower
By:
Title:

ARMSTRONG WOOD PRODCUTS, INC., as a Borrower
By:
Title:]

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of AWI, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by AWI, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section  _____  thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York applicable to agreements made and to be performed entirely within such state.

Exhibit F
FORM OF GUARANTY JOINDER AGREEMENT
THIS GUARANTY JOINDER AGREEMENT (the “Agreement”), dated as of  _____, 20_____, is by and between  _____, a  _____  (the “New Subsidiary”), and Bank of America, N.A., as Administrative Agent under that certain Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.
The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” thereunder. Accordingly, the New Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.
2. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
3. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.
4. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
5. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

IN WITNESS WHEREOF, the New Subsidiary has caused this Guaranty Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]
By:
Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Exhibit G
FORM OF COLLATERAL JOINDER AGREEMENT
THIS COLLATERAL JOINDER AGREEMENT (the “Agreement”), dated as of  _____, 20_____, is by and between _____, a  _____ (the “New Subsidiary”), and Bank of America, N.A., as Administrative Agent under that certain Amended and Restated Credit Agreement (as amended and modified, the “Credit Agreement”), dated as of November 23, 2010, among Armstrong World Industries, Inc., a Pennsylvania corporation (“AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent.
The Loan Parties are required by Section 7.14 of the Credit Agreement to cause the New Subsidiary to become a “Guarantor” under the Loan Documents. Accordingly, the New Subsidiary hereby agrees with the Administrative Agent as follows:
1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Security Agreement and a “Grantor” for all purposes of the Security Agreement, and shall have all the obligations of a Grantor thereunder as if it had executed the Security Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Security Agreement. Without limiting generality of the foregoing terms of this paragraph 1, the New Subsidiary hereby grants to the Administrative Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Collateral (as defined in the Security Agreement) of the New Subsidiary to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of its respective Secured Obligations (as defined in the Security Agreement) secured by the Security Agreement.
2. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a party to the Pledge Agreement and a “Pledgor” for all purposes of the Pledge Agreement, and shall have all the obligations of a Pledgor thereunder as if it had executed the Pledge Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Pledge Agreement. Without limiting generality of the foregoing terms of this paragraph 2, the New Subsidiary hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of the New Subsidiary in and to the Capital Stock identified on Schedule 5 hereto to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of its respective Secured Obligations (as defined in the Pledge Agreement).
3. [Loan Party] hereby agrees that the Capital Stock listed on Schedule 1 hereto shall be deemed to be part of the Pledged Interests within the meaning of the Pledge Agreement and shall secure all of the Secured Obligations (as defined in the Pledge Agreement) as provided in the Pledge Agreement. In furtherance of the foregoing, [Loan Party] hereby grants, pledges and assigns to the Administrative Agent, for the benefit of the holders of the Secured Obligations (as defined in the Pledge Agreement), a continuing security interest in, and a right of set off against, any and all right, title and interest of [Loan Party], in and to the Capital Stock identified on Schedule 1 hereto to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of its respective Secured Obligations (as defined in the Pledge Agreement).

4. The New Subsidiary hereby represents and warrants to the Administrative Agent that:
(a) The New Subsidiary’s exact legal name and state of formation are as set forth on the signature pages hereto.
(b) The New Subsidiary’s chief executive office is located at the location set forth on Schedule 1 hereto.
(c) Other than as set forth on Schedule 2 hereto, the New Subsidiary has not changed its legal name, changed its state of formation or been party to a merger, consolidation or other change in structure the four months preceding the date hereof.
(d) Schedule 3 hereto includes all material copyrights, copyright licenses, patents, patent licenses, trademarks and trademark licenses owned by the New Subsidiary in its own name, or to which the New Subsidiary is a party, as of the date hereof. None of the copyrights, patents and trademarks of the New Subsidiary set forth in Schedule 3 hereto is the subject of any licensing or franchise agreement, except as set forth on Schedule 3 hereto.
(e) Schedule 4 hereto includes all commercial tort claims in excess of $5 million before any Governmental Authority by or in favor of the New Subsidiary.
(f) Schedule 5 hereto includes all Subsidiaries of the New Subsidiary, including number of shares of outstanding Capital Stock, the certificate number of each certificate evidencing such Capital Stock and the percentage of such Capital Stock owned by the New Subsidiary.
5. The address of the New Subsidiary for purposes of all notices and other communications is the address designated for all Loan Parties on Schedule 11.02 to the Credit Agreement or such other address as the New Subsidiary may from time to time notify the Administrative Agent in writing.
6. The New Subsidiary hereby waives acceptance by the Lenders of the guaranty by the New Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the New Subsidiary.
7. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.
8. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the New Subsidiary and [Loan Party] have caused this Collateral Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent has caused the same to be accepted by its authorized officer, as of the day and year first above written.

NEW SUBSIDIARY:	[NEW SUBSIDIARY]

By:

Name:
Title:

LOAN PARTY/PLEDGOR:	[LOAN PARTY]

By:

Name:
Title:

Acknowledged and accepted: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Exhibit H
FORM OF
LENDER JOINDER AGREEMENT (REVOLVING LOAN)
THIS LENDER JOINDER AGREEMENT (REVOLVING LOAN) (this “Agreement”), dated as of  _____, 20_____, to the Credit Agreement referenced below is by and among those lenders identified on the signature pages hereto (the “Incremental Revolving Lenders”), ARMSTRONG WORLD INDUSTRIES, INC., a Pennsylvania corporation (the “AWI”), and Armstrong Wood Products, Inc., a Delaware corporation (“Armstrong Wood Products”; together with AWI, the “Borrowers”), the Guarantors identified therein, the Lenders identified therein and Bank of America, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
W I T N E S S E T H
WHEREAS, certain revolving credit and term loan facilities have been established pursuant to that Amended and Restated Credit Agreement, dated as of November 23, 2010 (as amended and restated, the “Credit Agreement”) among the Borrowers, the Guarantors identified therein, the Lenders identified therein and the Administrative Agent;
WHEREAS, pursuant to Section 2.01(d) and (e) of the Credit Agreement, the Borrowers have requested that the Aggregate Revolving Committed Amount be increased and the Incremental Revolving Lenders provide additional commitments in respect thereof; and
WHEREAS, the Incremental Revolving Lenders have agreed to provide additional commitments in respect of the Incremental Revolving Loans on the terms and conditions set forth herein and to each become a “Revolving Lender” under the Credit Agreement in connection therewith;
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. The Aggregate Revolving Committed Amount is increased by  _____ MILLION DOLLARS ($_____) to _____ MILLION DOLLARS ($_____) pursuant to this Agreement. Each of the Incremental Revolving Lenders hereby severally agrees to provide Revolving Commitments (including any existing Revolving Commitments under the Credit Agreement) in an amount up to its Revolving Commitment set forth on Schedule 2.01 attached hereto. The Revolving Commitments and Pro Rata Shares are revised as set forth on Schedule 2.01 attached hereto. The existing Schedule 2.01 to the Credit Agreement shall be deemed to be amended to include the information set forth on Schedule 2.01 attached hereto.
2. Each of the Incremental Revolving Lenders shall be deemed to have purchased, without recourse, a risk participation from the L/C Issuers in all Letters of Credit issued or existing under the Credit Agreement and the obligations arising thereunder in an amount equal to its Pro Rata Share of the obligations under such Letters of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the L/C Issuer and discharge when due, its Pro Rata Share of the obligations arising under such Letters of Credit.

3. Each of the Incremental Revolving Lenders (a) represents and warrants that it is either an existing Revolving Lender under the Credit Agreement or a commercial lender, other financial institution or other “accredited” investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of business and that it will make or acquire Loans for its own account in the ordinary course of business; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 7.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees that, as of the date hereof, such Incremental Revolving Lender shall (i) be a party to the Credit Agreement and the other Loan Documents, (ii) be a “Revolving Lender” for all purposes of the Credit Agreement and the other Loan Documents, (iii) perform all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a “Lender” and a “Revolving Lender” under the Credit Agreement, (iv) shall have the rights and obligations of a Lender and a Revolving Lender under the Credit Agreement and the other Loan Documents and (v) ratifies and approves all acts previously taken by the Collateral Agent on such Incremental Revolving Lender’s behalf.
4. Each of the Borrowers and the Guarantors agrees that, as of the date hereof, each of the Incremental Revolving Lenders shall (a) be a party to the Credit Agreement and the other Loan Documents, (b) be a “Lender” and a “Revolving Lender” for all purposes of the Credit Agreement and the other Loan Documents and (c) have the rights and obligations of a Lender and a Revolving Lender under the Credit Agreement and the other Loan Documents.
5. The address of each Incremental Revolving Lender for purposes of all notices and other communications is as set forth on the Administrative Questionnaire delivered by such Incremental Revolving Lender to the Administrative Agent.
6. This Agreement may be executed in any number of counterparts and by the various parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one contract. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
7. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by a duly authorized officer as of the date first above written.

INCREMENTAL REVOLVING LENDERS:	[INCREMENTAL REVOLVING LENDERS]

By:

Name:
Title:

BORROWERS:	ARMSTRONG WORLD INDUSTRIES, INC.,
a Pennsylvania corporation

By:

Name:
Title:

ARMSTRONG WOOD PRODUCTS, INC., a Delaware corporation

By:

Name:
Title:

GUARANTORS:	[_________________________]

By:

Name:
Title:

Accepted and Agreed: BANK OF AMERICA, N.A., as Administrative Agent
By:
Name:
Title:

Schedule 2.01
REVOLVING COMMITMENTS AND PRO RATA SHARES
to Lender Joinder Agreement (Revolving Loan)

	Revolving Commitments	Additional Revolving	Aggregate Revolving
	Before Giving Effect to	Commitments Provided	Commitments After
	Lender	Under Lender Joinder	Giving Effect to Lender	Revolving Commitments
	Joinder Agreement	Agreement (Revolving	Joinder Agreement	Pro Rata Shares
Revolving Lender	(Revolving Loan)	Loan)	(Revolving Loan)	(as Revised)